Exhibit 10.1
Execution Version

STOCK PURCHASE AGREEMENT

by and among
SILVACO GROUP, INC.,
MIXEL GROUP, INC.,
ASHRAF K. TAKLA LIVING TRUST,
NADIA T. TAKLA 2025 IRREVOCABLE GIFT TRUST,
and
ASHRAF TAKLA,
as the Seller Representative
July 29, 2025

TABLE OF CONTENTS
Page
Section 1.1    Definitions.    1
Section 1.2    Construction.    15
ARTICLE 2 THE TRANSACTION    16
Section 2.1    Purchase and Sale of the Shares.    16
Section 2.2    Purchase Price.    16
Section 2.3    Closing Indebtedness and Company Transaction Expenses.    17
Section 2.4    Estimated Closing Balance Sheet.    17
Section 2.5    Post-Closing Adjustments.    18
Section 2.6    Closing.    20
Section 2.7    Closing Deliveries.    20
Section 2.8    Withholding Rights.    22
Section 2.9    Consideration Shares.    22
ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS    23
Section 3.1    Formation, Authority and Enforceability.    23
Section 3.2    No Conflict.    23
Section 3.3    Title to Shares.    24
Section 3.4    Restricted Securities.    24
Section 3.5    Sellers’ Status.    25
Section 3.6    Seller Qualifications.    25
Section 3.7    No Bad Actors.    25
Section 3.8    No General Solicitation.    25
Section 3.9    Legal Proceedings.    25
Section 3.10    Solvency.    25
Section 3.11    Brokers and Finders.    26
ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES    26
Section 4.1    Organization and Good Standing.    26
Section 4.2    Authority and Enforceability.    26
Section 4.3    No Conflict.    26
Section 4.4    Capitalization and Ownership.    27
Section 4.5    Financial Statements.    28
Section 4.6    Books and Records.    29
Section 4.7    Accounts Receivable; Accounts Payable; Bank Accounts.    29
Section 4.8    No Undisclosed Liabilities.    29

Exhibit 10.1
Execution Version

Section 4.9    Absence of Certain Changes and Events.    30
Section 4.10    Title to and Sufficiency of Assets.    30
Section 4.11    Real Property.    31
Section 4.12    Intellectual Property.    32
Section 4.13    Material Contracts.    34
Section 4.14    Tax Matters.    38
Section 4.15    Employee Benefit Matters.    40
Section 4.16    Employment and Labor Matters.    42
Section 4.17    Environmental, Health and Safety Matters.    44
Section 4.18    Compliance with Laws and Governmental Authorizations.    45
Section 4.19    No Government Contracts or Subcontracts.    45
Section 4.20    Legal Proceedings.    46
Section 4.21    Material Customers and Material Suppliers.    46
Section 4.22    Insurance.    46
Section 4.23    Related Party Transactions.    47
Section 4.24    Personal Data; Data Security; Information Technology.    47
Section 4.25    Corruption and Trade Regulation.    48
Section 4.26    Restrictions on Business Activities.    50
Section 4.27    Product Liability.    51
Section 4.28    Brokers and Finders.    51
Section 4.29    Solvency.    51
Section 4.30    CIFIUS.    51
Section 4.31    No Other Representations and Warranties.    51
Section 4.32    Sellers’ Investigation and Non- Reliance.    51
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    52
Section 5.1    Organization and Good Standing.    52
Section 5.2    Authority and Enforceability.    52
Section 5.3    No Conflict.    53
Section 5.4    Legal Proceedings.    53
Section 5.5    SEC Filings and Financial Statements.    53
Section 5.6    The Purchaser’s Investigation and Non-Reliance    53
Section 5.7    Exclusivity of Representations.    54
ARTICLE 6 COVENANTS    54
Section 6.1    Access and Investigation.    54
Section 6.2    Operation of the Business.    55
Section 6.3    Consents and Filings.    58
2

Exhibit 10.1
Execution Version

Section 6.4    Notification.    58
Section 6.5    No Negotiation.    58
Section 6.6    Confidentiality.    59
Section 6.7    Public Announcements    60
Section 6.8    Resignation of Officers and Directors.    60
Section 6.9    Post-Closing Cooperation.    60
Section 6.10    Further Assurances.    60
Section 6.11    Release.    60
Section 6.12    Phantom Stock Awards.    61
Section 6.13    Key Personnel Incentive Pool.    62
Section 6.14    Section 280G of the Code.    62
Section 6.15    Termination of Company Plans.    62
ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE    63
Section 7.1    Conditions to the Obligation of the Purchaser.    63
Section 7.2    Conditions to the Obligation of the Sellers.    64
ARTICLE 8 TERMINATION    65
Section 8.1    Termination Events.    65
Section 8.2    Effect of Termination.    65
ARTICLE 9 CERTAIN TAX MATTERS    66
Section 9.1    Tax Returns.    66
Section 9.2    Post-Closing Actions.    66
Section 9.3    Tax Apportionment.    66
Section 9.4    Tax Proceedings.    67
Section 9.5    Tax Cooperation.    68
Section 9.6    Tax Sharing Agreements.    68
Section 9.7    Overlap.    68
ARTICLE 10 INDEMNIFICATION    68
Section 10.1    Indemnification by the Sellers.    68
Section 10.2    Indemnification by the Purchaser.    69
Section 10.3    Claim Procedures; Sources of Recovery.    70
Section 10.4    Third Party Claims.    71
Section 10.5    Survival.    71
Section 10.6    Limitations on Liability.    72
Section 10.7    No Right of Indemnification or Contribution.    73
Section 10.8    Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.    73
Section 10.9    Indemnification Sole and Exclusive Remedy    73
3

Exhibit 10.1
Execution Version

ARTICLE 11 GENERAL PROVISIONS    74
Section 11.1    Notices.    74
Section 11.2    Amendment.    75
Section 11.3    Waiver and Remedies.    75
Section 11.4    Entire Agreement.    75
Section 11.5    Assignment and Successors and No Third Party Rights.    75
Section 11.6    Severability.    75
Section 11.7    Exhibits and Schedules.    75
Section 11.1    Waiver of Conflicts.    76
Section 11.2    Interpretation.    76
Section 11.3    Specific Performance.    76
Section 11.4    Dispute Resolutions; Governing Law.    76
Section 11.5    Waiver of Jury Trial.    77
Section 11.6    Expenses.    77
Section 11.7    No Joint Venture.    77
Section 11.8    Counterparts.    77
Section 11.9    Seller Representative.    78

4

EXHIBITS
Exhibit A    -    Phantom Award Acknowledgment

SCHEDULES
Schedule I    -    Accounting Rules
Schedule II     -    Pro Rata Share
Schedule III    -    Key Employees
Schedule IV    -    Consents and Governmental Authorizations

Disclosure Schedules

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of July 29, 2025 by and among Silvaco Group, Inc., a Delaware corporation (the “Purchaser”), Mixel Group, Inc., a California corporation (the “Company”), Ashraf K. Takla, an individual, in his capacity as trustee (the “Trustee”) of (i) the Ashraf K. Takla Living Trust dated December 12, 2001 (the “Living Trust”) and (ii) the Nadia T. Takla 2025 Irrevocable Gift Trust dated July 24, 2025 (the “Irrevocable Trust” together with the Living Trust the “Sellers” and each a “Seller”) and Ashraf K. Takla, an individual in his capacity as the initial Seller Representative.
WHEREAS, as of the date of this Agreement, the Sellers own all of the issued and outstanding capital stock of the Company (the “Shares”);
WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers, the Shares, free and clear of any and all Encumbrances, in accordance with the provisions of this Agreement;
WHEREAS, upon the closing of the Proposed Transactions a portion of the consideration payable to the Sellers for the Shares will be paid by the issuance to the Sellers of certain shares of the Purchaser as further set forth herein;
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement and solely to protect the Purchaser’s significant investment in the goodwill and going concern value of the Company, the Sellers, Ashraf Takla (“Founder”) and Nadia Takla (together with the Sellers and the Founder, the “Restricted Parties”) have each executed a non-competition and non-solicitation agreement (a “Non-Competition and Non-Solicitation Agreement”), to become effective upon the Closing;
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, Founder has entered into an Employment and Advisory Agreement, to become effective upon the Closing (“Founder Employment and Advisory Agreement”); and
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, the Company or an Acquired Company has executed and entered into the Liou Share Purchase Agreement, to acquire all Mixel, Inc. shares held by Yude Liou (the “Liou Share Acquisition”) to become effective immediately prior to the Closing.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions. For the purposes of this Agreement and the Ancillary Agreements:
“Accounting Rules” has the meaning set forth in Schedule I.

“Accounting Methods” means the Acquired Companies existing accounting principles, methods and practices as used by the Acquired Companies as of the date hereof.
“Accredited Investor” has the meaning set forth in Section 3.5.
“Acquired Companies” means, collectively, the Company and its direct and indirect Subsidiaries.
“Adjustment Calculation” has the meaning set forth in Section 2.5(a).
“Adjustment Notice” has the meaning set forth in Section 2.5(a).
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the Immediate Family Members, and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“AI Technologies” means machine-based systems that, using computational and algorithmic methods, can, for a given set of human-defined objectives: (i) process and analyze input data; (ii) make predictions, recommendations or decisions; and (iii) generate outputs that influence real or virtual environments. For clarity, this definition excludes traditional rule-based software systems that do not employ machine learning or adaptive algorithms.
“Ancillary Agreements” means, collectively, the Stock Power and any other agreements contemplated to be executed pursuant to the terms of this Agreement.
“Anti-Corruption Law(s)” has the meaning set forth in Section 4.25(c).
“Antitrust Laws” means all antitrust or competition Laws of any Governmental Authority.
“Balance Sheet” has the meaning set forth in Section 4.5(a)(i).
“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in San Francisco, California are closed either under applicable Law or action of any Governmental Authority.
“Cap” has the meaning set forth in Section 10.6(a)(ii).
“Cash and Cash Equivalents” means cash, checks, money orders and other cash equivalents (in each case to the extent readily convertible to known amounts of cash) net of outstanding checks, wires or international payments initiated but not yet received, overdrafts and deposits in transit, and shall exclude Restricted Cash.
“Cash Consideration” has the meaning set forth in Section 2.2(a)(i).
“Claim Notice” has the meaning set forth in Section 10.3(a).
“Claims” has the meaning set forth in Section 6.11(a).
“Closing” has the meaning set forth in Section 2.6.
“Closing Cash” means the aggregate book balance of Cash and Cash Equivalents of the Acquired Companies as of the Measurement Time.
“Closing Date” has the meaning set forth in Section 2.6.
“Closing Indebtedness” means the aggregate outstanding amount of Indebtedness of the Acquired Companies as of the Measurement Time.
“Closing Net Working Capital” means an amount (which may be expressed as a negative number) equal to (a) the sum of all current assets of the Acquired Companies (including but not limited to, current prepaid assets and current accounts and notes receivable net of allowances for doubtful accounts but excluding any assets that are non-current or capital in nature) minus (b) the sum of all current liabilities of the Acquired Companies, calculated as of the Measurement Time in accordance with the Accounting Rules, provided that, Closing Net Working Capital shall exclude, without duplication, (i) Closing Cash, (ii) Closing Indebtedness, (iii) Company Transaction Expenses (to the extent deducted from the Final Purchase Price), and (iv) any Tax assets or Tax liabilities (including any deferred Tax assets or deferred Tax liabilities) of the Acquired Companies.
“Closing Statement” has the meaning set forth in Section 2.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means shares of common stock of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Insurance Policies” has the meaning set forth in Section 4.22.
“Company Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other written or oral plan, policy, program, practice, Contract or arrangement providing direct or indirect compensation or benefits, including insurance coverage, health benefits, welfare benefits, employment, individual consulting, change in control, severance, termination pay, retention, holiday pay, vacation pay, paid time off, death benefit, disability benefits, retirement, profit sharing, deferred compensation, bonuses, commissions, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation, retiree medical or life insurance coverage, educational assistance, housing assistance, moving expense reimbursement, fringe benefit, employee loans or other compensation or employee benefits of any kind, whether funded or unfunded, which is entered into, sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies for the benefit of any current or former director, officer, employee, consultant or other individual service provider of any of the Acquired Companies (or their eligible dependents), or with respect to which any of the Acquired Companies have or may have any Liability, but excluding any program that is required under applicable Law and maintained by any Governmental Authority.
“Company Products” means high- performance mixed-signal connectivity IP solutions and IP test chips developed or under development (including any products in design/scoping stage or in pre-production), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, hosted, supported, leased, supplied, sold, offered for lease or sale, imported or exported for resale or licensed out by or on behalf of any of the Acquired Companies (either solely or in collaboration with third Persons), including all versions and releases thereof, together with any related documentation, materials or information.
“Company Registered IP” means all Registered IP that is Owned Intellectual Property.
“Company Technology” means all Technology owned or purported to be owned, used, or held for use by any of the Acquired Companies.
“Company Transaction Expenses” means all expenses of the Acquired Companies incurred or to be incurred prior to and through the Closing Date in connection with (a) the negotiation, preparation and execution of this Agreement and the Ancillary Agreements, and the consummation of the Proposed Transactions and the Closing; (b) any prior acquisition, divestiture, equity subscription or similar transactions; (c) all severance, bonus, incentive, retention, change-of-control or similar amounts (including any Phantom Stock Awards but excluding Purchaser RSUs) payable to any Employee, Service Provider or former employee or other individual service provider of any Acquired Company as a result of or in connection with the Proposed Transactions and the employer portion of any employment, payroll or other Taxes related thereto, but excluding any severance or similar amounts payable to any Employee or Service Provider who incurs a termination of employment or service following the Closing, and (d) all payment obligations under the Liou Share Purchase Agreement, including the Purchase Price Closing Payment (as defined in the Liou Share Purchase Agreement) and fees, costs and expenses incurred in connection therewith; in each case (e) any direct or indirect capital gains, withholding, income and similar taxes imposed on a transferring entity as a result of a sale (i) including all out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants, the Seller Representative and other advisors and service providers, and (ii) which have not been paid as of the Measurement Time.
“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information of or concerning the Acquired Companies.
“Confidentiality Agreement” has the meaning set forth in Section 6.6(a).
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Consideration Shares” means the number of fully paid Purchaser Common Stock having a value of the Stock Consideration to be issued by the Purchaser to the Sellers at Closing in accordance with the terms of this Agreement. The subscription price of the Consideration Shares to be issued hereunder shall be the Purchaser Share Price.
“Contract” means any contract, agreement, lease, license, commitment, arrangement, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral, including all amendments, supplements, exhibits and schedules thereto.
“Contributor” has the meaning set forth in Section 4.12(f).
“Controlling Party” has the meaning set forth in Section 10.4(b).
“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights.”
“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Authority including the Centers for Disease Control and Prevention and the World Health Organization or an industry group providing for business closures, in each case, in connection with or in response to COVID-19, including the CARES Act, provided that such matters are implemented in a reasonable manner and for a reasonable period of time.
“Data Privacy and Security Laws” has the meaning set forth in Section 4.24(a).
“Data Security Requirements” has the meaning set forth in Section 4.24(a).
“Deductible” has the meaning set forth in Section 10.6(a)(i).
“Disclosure Schedule” has the meaning set forth in ARTICLE 3.
“Dispute Notice” has the meaning set forth in Section 2.5(b)(ii).
“Disqualification Event” has the meaning set forth in Section 3.7.
“Employee” means any employee who is employed, as of the relevant reference date, by any of the Acquired Companies, including each such employee who is on a leave of absence (including medical leave, personal leave, extended COVID-related leave, military leave, workers compensation leave, short-term disability or long-term disability) or paid or unpaid time off.
“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, license, lease or other possessory interest, lien (statutory or other), option, equity swap, short selling position, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).
“End Date” means January 29, 2026.
“Environmental Law” means any Law relating to the protection of the environment, natural resources, or public and worker health and safety, or any Law pertaining to the exposure to or the generation, management, manufacture, processing, use, registration, distribution, transportation, treatment, storage, recycling, reuse or disposal, and any Release or threatened Release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that, together with any of the Acquired Companies, is or has at any relevant time been treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA.
“Estimated Cash Consideration” has the meaning set forth in Section 2.4(a)(ii).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(a)(i).
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exclusively Licensed Third Party Intellectual Property” has the meaning set forth in Section 4.12(b).
“FCPA” has the meaning set forth in Section 4.25(c).
“Final Purchase Price” has the meaning set forth in Section 2.5(f).
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Founder” has the meaning set forth in the Recitals.
“Fraud” means common law fraud under the laws of Delaware.
“Fundamental Representations” means the representations or warranties set forth in Section 3.1 (Formation, Authority and Enforceability), Section 3.2 (No Conflict), Section 3.3 (Title to Shares), Section 3.4 (Restricted Securities), Section 3.5 (Sellers’ Status), Section 3.6 (Seller Qualifications), Section 3.7 (No Bad Actors); Section 3.11 (Brokers and Finders), Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.3 (No Conflict), Section 4.4 (Capitalization and Ownership), Section 4.14 (Tax Matters), and Section 4.28 (Brokers and Finders).
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.
“Government Contract” means any Contract with (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority, (c) any government-owned or -controlled entities, or (d) any subcontractor with respect to any Contract described in clause (a) or (b).
“Government Official” includes, but is not limited to: (a) officers, employees or representatives of any Governmental Authority; (b) any individual who, although temporarily or without payment, holds a public position, employment, or function; (c) officers, employees or representatives of companies in which a Governmental Authority owns an interest; (d) any private person acting in an official capacity for or on behalf of any Governmental Authority (such as a consultant retained by a Governmental Authority); (e) candidates for political office at any level; (f) political parties and their officials; (g) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing business interests, through, for example, partially owning or managing a state-owned or state-controlled entity; and (h) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) Public International Organization or multinational organization, (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or power of any nature or (g) stock exchanges.
“Governmental Authorization” means any Consent, license, franchise, permit, exemption, expiration of any applicable waiting period, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Grellas” has the meaning set forth in Section 11.8.
“Harmful Code” means any Software, design, routine, or other mechanism of any kind (including any viruses, worms, malware, bombs, backdoors, clocks, hidden keys, timers, and traps) designed to (automatically, immediately, with passage of time, or upon command): (a) disrupt, disable, interfere with, erase, make inoperable, make inaccessible, or harm in any material manner any other Software, hardware, system, or process or its operation, except solely for any Software, design, routine, or other mechanism to the extent the Person lawfully owning or controlling such other Software, hardware, system, or process knowingly agreed to such Software, design, routine, or other mechanism and its purpose on or in such other Software, hardware, system, or process; (b) materially disrupt, disable, or interfere with any electronic communication; (c) gain access to or collect any data or information, except to the extent that each Person whose data and information is accessed or collected has knowingly agreed to such access and collection by such Software, design, routine, or other mechanism, including any spyware; (d) misuse or misappropriate any business, personal, or other data or information; or (e) cause unauthorized or unlawful advertising or promotional messages, or any other messages (other than notices or information by the licensor or owner of such Software, design, routine, or other mechanism related to the use, installation, errors, updates, or similar matters for such Software, design, routine, or other mechanism or the use, access, or exit of any website, webpage, or webspace of such Software, design, routine, or other mechanism) to pop-up, appear, be downloaded, be installed, or be linked anywhere on a computer or screen (e.g., as a window, frame, balloon, tab, or other format) in connection with such Software, design, routine, or other mechanism.

“Hazardous Material” means any raw material, product, waste, material, or substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant, or otherwise regulated, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural Person.
“Indebtedness” means, with respect to any Person, (a) any and all outstanding indebtedness for borrowed money and all obligations secured by an Encumbrance on assets or properties of such Person, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (c) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit to the extent such contingencies materialize), (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) obligations under any interest rate, currency or other hedging agreement, (g) all obligations of such Person as lessee under leases that have been or should be, consistent with the Accounting Methods, recorded as capital leases other than leases that are capitalized only by virtue of ASC 842, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) Pre-Closing Taxes (only to the extent not otherwise reflected in the calculation of Closing Working Capital), (j) customer advances or overpayments paid to such Person, (k) unclaimed property liabilities, (l) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type referred to in clauses (a) and (k) hereof, and (m) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (l) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.
“Indemnified Party” has the meaning set forth in Section 10.3(a).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Independent Accounting Firm” has the meaning set forth in Section 2.5(d).
“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of any Person.
“Insolvency and Equity Exceptions” has the meaning set forth in Section 3.1(b).

“Intellectual Property” means any Intellectual Property Rights and Technology.
“Intellectual Property Representations” means the representations or warranties included in Section 4.12 (Intellectual Property).
“Intellectual Property Rights” means all intellectual property, industrial property, and proprietary rights in the United States, Europe, Egypt, Vietnam and any other jurisdiction in which the Acquired Companies conduct business, whether registered or unregistered, including rights in and to (a) patents, design patents, and utility models (including any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations, extensions, and foreign and international counterparts), and related rights of priority, and inventions and invention disclosures (whether or not patentable) (“Patents”), (b) works of authorship, copyrightable works, copyrights, moral rights, and mask work/integrated circuit topography rights (“Copyrights”), (c) trade secrets, proprietary information (such as processes, formulae, models and methodologies), and other non-public or confidential information (“Trade Secrets”) (d) Know-How, (e) trademarks, trade names, logos, service marks, trade dress, emblems, certification marks, collective marks, signs, insignia, slogans, corporate names, DBAs, social media account names, other similar designations of source or origin and general intangibles of like nature, together with all of the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (f) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals, (f) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed included in Patents, Copyrights and Trademarks, as applicable, (g) any registrations or applications for registration related to any of the foregoing, (h) analogous rights to any of the foregoing, and (i) rights to sue for past, present, and future Infringement of the rights of any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.5(a)(ii).
“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the Department of Treasury.
“IT System” means any electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer or information technology systems, Software, hardware, websites, applications, networks, servers, and all other information technology assets, including all data (including Personal Data) processed thereby.
“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Key Employees” means, collectively, the individuals listed on Schedule III, each individually, a “Key Employee”.
“Know-How” means all technical, scientific and other know-how, trade secrets, information, inventions, developments, knowledge, technology, research, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications and data, results and other material, including drug discovery and development technology, assays and any other methodology, manufacturing procedures, test procedures and purification and isolation techniques, whether or not confidential, proprietary, patented or patentable and whether in written, electronic or any other form now known or hereafter developed.
“Knowledge of the Company” or “Knowledge of the Sellers” means the actual knowledge of the Company’s directors and officers and the knowledge that they would have if they had made reasonable inquiry of such individual’s direct reports with operational responsibility as to the relevant matter.
“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law and rules and policies of applicable self-regulatory bodies.
“Leased Real Property” has the meaning set forth in Section 4.11(b).
“Leases” has the meaning set forth in Section 4.11(b).
“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, matured or unmatured, determined or determinable, and whether or not required to be reflected on a balance sheet prepared in accordance with the Accounting Methods.
“Liou Share Acquisition” has the meaning set forth in the Recitals.
“Liou Share Purchase Agreement” means that certain share purchase agreement, dated as of the date hereof, among the Company, the Sellers, Founder and Yude Liou, relating to the Liou Share Acquisition.
“Lock-Up Period” has the meaning set forth in Section 2.9(a).
“Loss” means (a) any loss, damage, fine, penalty, assessment, charge, deficiency, cost, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax (including interest and penalties thereon), Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person and (b) any losses or costs incurred in investigating, defending or settling any claim, Proceeding, Judgment or other matter described in clause (a); provided that (i) “Loss” shall in no event include consequential, special, punitive, indirect or exemplary damages, lost profits, loss of business reputation, diminution in value, reengineering or redesign costs, and other speculative or remote damages, except to the extent actually awarded and payable to a third party in connection with a Third Party Claim.
“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results, prospects or operations of the Acquired Companies, taken as a whole, or (b) the ability of any Seller or the Company to perform its obligations under this Agreement or to consummate timely the Proposed Transactions, but shall exclude any event, change, circumstance, effect or other matter resulting or arising from (i) any change or prospective change in any Law or interpretation thereof; (ii) any change in interest rates, exchange rates, or general economic conditions in the industries or markets in which the Acquired Companies operate or affecting the United States of America or foreign economies or foreign or domestic financial markets in general; (iii) any change that is generally applicable to the industries or markets in which the Acquired Companies operate; (iv) any national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon a country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, and any acts of God, including any earthquakes, pandemic (including COVID-19 and COVID-19 Measures), hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty or acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof; and (v) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying cause of failure may be taken into account if otherwise eligible pursuant to this proviso), provided, however, that in the case of each of clauses (i), (ii), (iii), (iv), and (v) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on the Acquired Companies or the financial condition or results of operations of the Acquired Companies, taken as a whole, relative to that of other companies similar to the Acquired Companies.
“Material Contract” has the meaning set forth in Section 4.13.
“Material Customer” has the meaning set forth in Section 4.21(a).
“Material Supplier” has the meaning set forth in Section 4.21(b).
“Measurement Time” means 11:59:59 p.m. in the applicable location on the day immediately preceding the Closing Date.
“Non-U.S. Company Plan” means each Company Plan that is maintained outside of the jurisdiction of the U.S. and covers any current or former director, officer, employee, consultant or other individual service provider of any of the Acquired Companies (or their eligible dependents) who resides or works outside of the U.S.
“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in the Recitals.
“Noncontrolling Party” has the meaning set forth in Section 10.4(b).
“Objection Notice” has the meaning set forth in Section 10.3(b).
“OFAC” has the meaning set forth in the definition of “Sanctioned Countries.”
“Open Source Software” means any Software that is licensed, distributed or conveyed as (a) “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or (b) under a Contract that requires as a condition of its use, modification or distribution that such Software, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be (i) disclosed or distributed in source code form, (ii) delivered at no charge or (iii) be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity, and the limited liability company agreement, agreement of limited partnership, trust agreement or similar agreement; and (c) any stockholders, shareholders, equityholders, registration rights, voting, proxy or other similar agreement.
“Owned Intellectual Property” means all Intellectual Property that are owned or purported to be owned by the Acquired Companies.
“Owned Real Property” means a real property, including buildings, or an interest in real property, including improvements thereon and easements appurtenant thereto, owned in fee by any Acquired Company.
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Payoff Letter” means a payoff letter from a holder of Indebtedness of the Acquired Companies setting forth (a) the payoff amount for such Indebtedness, (b) the holder’s agreement that, upon the payment of the payoff amount to such holder, (i) all Encumbrances on the assets of the Acquired Companies or Encumbrances on the equity securities of the Acquired Companies in each case, securing such Indebtedness will be released and terminated in full, and (ii) all obligations of the Acquired Companies in respect of such Indebtedness will be satisfied in full and (c) otherwise in form and substance reasonably satisfactory to the Purchaser.
“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of the business of the Acquired Companies or the present or proposed use of the affected property or asset, (b) statutory liens for current real or personal property Taxes not yet due and payable, and (c) Encumbrances on the Consideration Shares arising under this Agreement.
“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.
“Personal Data” means any information relating to an identified or identifiable natural Person that can reasonably be used, whether alone or in combination with other information, to contact, locate or identify a natural Person.

“Phantom Stock Award” means each award of phantom stock granted under the Phantom Stock Plan that is outstanding immediately prior to the Closing.
“Phantom Stock Award Acknowledgment” means a valid, binding acknowledgement of payment and satisfaction of all obligations with respect to any Phantom Stock Awards, including a release and waiver of all claims relating thereto, in the form attached hereto as Exhibit A.
“Phantom Stock Plan” means the Mixel Group, Inc. Phantom Stock Plan.
“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date, and (b) with respect to a Straddle Tax Period, the portion of such taxable period beginning on the day after the Closing Date.
“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to a Straddle Tax Period, the portion of such taxable period ending on the Closing Date.
“Pre-Closing Taxes” means (a) all Taxes of the Acquired Companies for all Pre-Closing Tax Periods, which, for the avoidance of doubt, shall not include any deferred Tax assets or deferred Tax liabilities, (b) all Transfer Taxes allocated to the Sellers pursuant to Section 9.4(c) and (c) any and all Taxes of any Person imposed on an Acquired Company as a transferee or successor, by Contract or by operation of Law, which Taxes relate to an event or transaction occurring before the Closing.
“Privacy Policies” means any externally-facing or internal policies relating to Personal Data or the operation or security of any IT System.
“Pro Rata Share” means, with respect to each Seller, the percentage ownership interest in the Company of such Seller as set forth on Schedule II.
“Proceeding” means any action, prosecution, enforcement, arbitration, audit, examination, investigation, inquiry, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Processing” has the meaning set forth in Section 4.24(a).
“Procurement Laws” means all Laws that apply to a Government Contract or a Government Bid, or that apply to activities relating to the seeking, obtaining and performing of a Government Contract or a Government Bid, including activities such as proposal development and submission, negotiations, change orders, accounting, terminations, claims and audits.
“Proposed Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Public International Organization” means (a) any international organization formed by states, governments or other international organizations or (b) any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288).

“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchaser” has the meaning set forth the Preamble.
“Purchaser Common Stock” means shares of common stock of the Purchaser.
“Purchaser Indemnified Parties” has the meaning set forth in Section 10.1.
“Purchaser RSUs” means restricted stock units granted under the Purchaser’s 2024 Stock Incentive Plan.
“Purchaser SEC Documents” has the meaning set forth in Section 5.5.
“Purchaser Share Price” means the volume-weighted average closing sale price of one share of Purchaser Common Stock as reported on NASDAQ for the 30 consecutive calendar days ending on the date that is two (2) calendar days immediately preceding the date of this Agreement (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
“Registration Statement” has the meaning set forth in Section 3.4.
“Reference Date” means March 31, 2025.
“Registered IP” means any Intellectual Property Right that has been registered, issued, filed, applied-for, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), and any applications for any of the foregoing.
“Regulation S” means Regulation S under the Securities Act.
“Related Parties” has the meaning set forth in Section 6.11(a).
“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, injecting, pumping, pouring, emptying, escaping, dumping, disposing or migration of Hazardous Materials in, on, at, or under any site or location or into the environment.
“Released Persons” has the meaning set forth in Section 6.11(a).
“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants and other advisors, agents and representatives.
“Restricted Cash” means (a) deposits held by third parties such as landlords, (b) collateral related to hedging agreements or other Indebtedness, (c) repatriation costs associated with foreign deposits, assuming such deposits were transferred to the Company, (d) cash-like items with a maturity of greater than 30 days, (e) cash which may not be lawfully spent, distributed, loaned or released by the Acquired Companies, (f) cash which may not be used due to legal, regulatory, taxation or other restrictions to meet the operative payment obligations of the Acquired Companies within 30 days, and (g) any other cash that the Purchaser or its Affiliates (including the Acquired Companies) will not have immediate or full access to at the Closing (including to pay any Liabilities on Closing).

“Restricted Persons” has the meaning set forth in Section 6.6(b).
“Sanctioned Countries” means countries, regions or territories subject to comprehensive or significant sanctions by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (including, as of the date of this Agreement, Belarus, the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia, Syria, the Donetsk People’s Republic and Luhansk People’s Republic).
“Sanctioned Parties” means any Person targeted by the United States, European Union, United Nations or any other relevant jurisdiction’s trade or economic sanctions or export controls, including but not limited to (a) any Person listed in any sanctions or export controls--related lists of designated persons maintained by OFAC, the US Department of State, the US Department of Commerce, the United Nations Security Council, or the European Union, (b) any Person located, organized or resident in a Sanctioned Country, (c) any government of a Sanctioned Country, or (d) any person 50% or more owned or otherwise controlled by any such person or persons described in (a), (b) or (c).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 3.3.
“Sellers” and “Seller” has the meaning set forth in the Preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 10.2.
“Seller Prepared Return” has the meaning set forth in Section 9.1(a).
“Seller Representative” has the meaning set forth in Section 11.16.
“Service Provider” means any natural person or sole member independent contractor engaged, as of the relevant reference date, by any of the Acquired Companies.
“Service Provider List” has the meaning set forth in Section 4.16(b).
“Shares” has the meaning set forth in the Recitals.
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and all related specifications and documentation.
“Source Material” means, individually and collectively, with regard to Software, the human readable source code of such Software, and all associated materials and documentation enabling a reasonably skilled programmer to understand such Software’s design, structure and implementation and to enable a professional software programmer skilled in the applicable software language to write documentation and help files, including without limitation any schematics or flow charts, system documentation, program procedures (including build procedures), descriptions and statements of operation and principle, programmer notes, testing data, custom or special compilers, and all other materials related to such Software’s design, structure and implementation.
“Special Claims” has the meaning set forth in Section 10.4(b).

“Standards Body” has the meaning set forth in Section 4.12(k).
“Straddle Tax Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Stock Consideration” has the meaning set forth in Section 2.2(a)(ii).
“Stock Power” means the stock power evidencing the transfer of the Shares to the Purchaser, in the form reasonably acceptable to Purchaser, to be executed by each Seller as further set forth in this Agreement.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
“Tax” (and with correlative meaning, “Taxes” and “Taxable”) means (a) any national, federal, state, provincial, local, municipal, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, harmonized, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, carbon, escheat, unclaimed property, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment, employment or social security or any other tax of whatever kind and any successor type Taxes (or liabilities with respect to Taxes) to the foregoing (including any duty fee, assessment, impost or other charges in the nature of or in lieu of any tax) that is imposed by any Taxing Authority, including any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any such items, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, joint and several liability, or by reason of being a member of an affiliated, consolidated, combined, unitary or other group for any period, or payable by reason of contract assumption, operation of law, or otherwise, and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any Tax Sharing Agreement, Tax indemnity agreement or any other express or implied agreement to pay or indemnify any other Person whether by contract or otherwise.
“Tax Proceeding” has the meaning set forth in Section 9.4(b).
“Tax Return” means any report, return, form, document, declaration, designation, election or other information or filing that is supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, form, document, declaration, designation, election or other information.

“Tax Sharing Agreements” means any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement, other than pursuant to any ordinary-course commercial contract the primary purpose of which does not relate to Taxes.
“Taxing Authority” means with respect to any Tax, the Governmental Authority having jurisdiction over the assessment, determination, reporting, collection, or administration of any Taxes.
“Technology” means (a) Software, (b) databases, data compilations and collections, and customer and technical data, (c) data centers, (d) methods and processes, (e) devices, prototypes, designs and schematics and (f) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.
“Third Party Claim” has the meaning set forth in Section 10.4(a).
“Trade Compliance Laws” means all applicable export control (including those related to encryption and technology transfers), trade and economic sanctions, customs, import control, and anti-boycott Laws of the United States and any other relevant jurisdictions, including (a) the United States Export Administration Act, Export Control Reform Act, International Emergency Economic Powers Act, Trading with the Enemy Act, and related regulations, including but not limited to the Export Administration Regulations, International Traffic in Arms Regulations and Foreign Trade Regulations to the extent applicable, (b) trade and economic sanctions regulations and related Executive Orders administered by OFAC, and (c) the EU Dual Use Regulation No. 428/2009, as amended, and applicable EU and EU Member States trade and economic sanctions laws and regulations.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Transfer Taxes” means sales, use, value added, goods and services, documentary, transfer, stamp, stock transfer, real property transfer, state controlling-interest transfer or similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Taxing Authority as a result of, or payable or collectible or incurred in connection with, this Agreement, including the sale of Shares. For the avoidance of doubt, Transfer Taxes shall not include (a) any income, gains, franchise, or similar Taxes or (b) any withholding Taxes that apply to amounts payable in connection with this Agreement.
“Treasury Regulations” means the United States Treasury Regulations.
“Trust Agreements” has the meaning set forth in Section 3.1(a).
“Trustee” has the meaning set forth in the Preamble.
“Unresolved Items” has the meaning set forth in Section 2.5(d).
“Waived 280G Benefits” has the meaning set forth in Section 6.14.

Section 1.2Construction.
(a)Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The term “or” will not be deemed to be exclusive. The words “made available to the Purchaser” and words of similar import refer to documents (i) posted to the electronic datasite maintained by the Company and hosted by Firmex at least 48 hours prior to the date hereof or (ii) delivered in person or electronically to the Purchaser or its Representatives at least 48 hours prior to the date hereof. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The words “ordinary course of business” shall be deemed to be followed by “consistent with past practice.” References to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with its terms thereof and hereof. Any reference herein to “days” shall mean calendar days unless Business Days are expressly specified and, when evaluating a period of time before which, within which or following which any act is to be done or taken pursuant to this Agreement, the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in United States currency and all references to “dollars” “USD” or “$” will be deemed references to the United States dollar. All references to shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the shares which may be made after the date of this Agreement.
(b)The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by any party and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
THE TRANSACTION
Section 2.1Purchase and Sale of the Shares. On the terms, and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all rights, title and interests in and to the Shares, free and clear of any and all Encumbrances and together with all accrued rights and benefits attached thereto.
Section 2.2Purchase Price.
(a)The aggregate consideration to be paid by the Purchaser for the Shares shall be an amount equal to the sum of the following (in aggregate, the “Purchase Price”):
(i)$19,000,000 plus (w) the Estimated Closing Net Working Capital (which may be a negative number), minus (x) the amount of Company Transaction Expenses, plus (y) the amount of Closing Cash, minus (z) the amount of Closing Indebtedness (the “Cash Consideration”); plus
(ii)$3,000,000 in Consideration Shares (the “Stock Consideration”).
(b)The Cash Consideration will be payable in cash and the Stock Consideration will be payable by the issuance of Consideration Shares, rounded downwards to the nearest whole share, at the Purchaser Share Price pursuant to the terms of this Agreement.
Section 2.3Closing Indebtedness and Company Transaction Expenses.
(a)The Company shall deliver, or shall cause the Acquired Companies to procure that the Payoff Letters in respect of the Closing Indebtedness are delivered, to the Purchaser not less than two (2) Business Days prior to the Closing. On the Closing Date, simultaneously with the Closing, the Purchaser shall repay, or cause to be repaid, for the account of the Acquired Companies, by wire transfer of immediately available funds, all Closing Indebtedness, as directed by the Payoff Letters.
(b)On the Closing Date, if and to the extent applicable, simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, for the account of the Company, by wire transfer of immediately available funds, all of such Company Transaction Expenses set forth in the Closing Statement which remain outstanding as of the Closing Date.
(c)This Section 2.3 shall not apply to Tax amounts included in Indebtedness, which shall be subject to the provisions of ARTICLE 9.
Section 2.4Estimated Closing Balance Sheet.
(a)No later than three (3) days from the date hereof and in any case, no later than two (2) Business Days prior to the Closing Date, the Company will prepare and deliver (or cause to be prepared and delivered) to the Purchaser, a statement (the “Closing Statement”), in Microsoft Excel format, setting forth as of the Closing the following information:
(i) an unaudited balance sheet of the Acquired Companies based on the good faith estimate of the Acquired Companies assets and liabilities as of the Measurement Time (the “Estimated Closing Balance Sheet”);
(ii) a statement setting forth the Company’s good faith calculations of (A) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) the estimated Closing Indebtedness, (C) the estimated Closing Cash, (D) the estimated Company Transaction Expenses (together with the documents set forth in Section 2.4(b)), (E) the estimated Cash Consideration determined based on the foregoing estimated amounts (the “Estimated Cash Consideration”), and (F) the estimated Purchase Price determined based on the foregoing estimated amounts (the “Estimated Purchase Price”), in each case of (A) through (F), together with reasonable detail and support;

(iii)the full legal name of each Seller, such Seller’s street and email address, telephone number, taxpayer identification number, bank name, bank branch name and address; the account information of each Seller to which the Estimated Cash Consideration shall be paid (including SWIFT number, account number and other wire transfer information), and United States brokerage account details (as applicable);
(iv)(x) the aggregate amount of cash payable to each Seller in respect of the Estimated Cash Consideration, calculated in accordance with Section 2.2(a)(i) and (y) the aggregate amount of Consideration Shares issuable to the Living Trust in respect of the Stock Consideration, calculated in accordance with Section 2.2(a)(ii); and
(v)a statement listing all Company Transaction Expenses which remain outstanding or are otherwise payable as of the Closing Date, if any, the identity of each Person that is to be paid any Company Transaction Expenses, the total amount payable to each such payee and the wire transfer instructions for each such payee;
(b)The Sellers and the Company will, subject to and in accordance with Section 6.1, permit the Purchaser and its Representatives full access to the personnel, properties, books and records of the Acquired Companies for the purpose of evaluating the Closing Statement. If the Purchaser raises any objections to the foregoing statements and calculations, the Purchaser and the Sellers will consider in good faith such objections prior to the Closing, and the Sellers will make such revisions to such disputed items as may be mutually agreed between the Purchaser and the Sellers. No failure by the Purchaser to raise any objection or dispute pursuant to this Section 2.4 shall in any way prejudice the Purchaser’s right to raise any matter pursuant to the provisions of Section 2.5 or otherwise.
Section 2.5Post-Closing Adjustments.
(a)Within 5 business days after the date which is 90 days after the Closing Date, the Purchaser will prepare and deliver (or cause to be prepared and delivered) to the Seller Representative a written notice (the “Adjustment Notice”) containing the Purchaser’s calculation of (A) the adjusted Closing Cash, (B) the adjusted accounts receivable, (C) the adjusted accounts payable and accrued expenses, and (D) the adjusted Company Transaction Expenses (the “Adjustment Calculation”). The Adjustment Calculation will be prepared in accordance with the Accounting Rules.
(b)Within 30 days after delivery of the Adjustment Notice (“Dispute Period”), the Seller Representative will deliver to the Purchaser a written response in which the Seller Representative will either:
(i)agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.5(f); or
(ii)dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.
(iii)During the Dispute Period, Purchaser shall allow Seller and its Representatives full and reasonable access to the records used or incidental in preparing the Adjustment Notice.
(c)If the Seller Representative fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller Representative will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.5(f).

(d)If the Seller Representative timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller Representative will attempt in good faith, for a period of 45 days, to agree on the Adjustment Calculation for purposes of Section 2.5(f). Any resolution by the Purchaser and the Seller Representative during such 45-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.5(f). If the Purchaser and the Seller Representative do not resolve all disputed items by the end of 45 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller Representative will submit, and the Purchaser or the Seller Representative may submit if the other party refuses to the act in accordance with this Agreement, the remaining items in dispute that were properly included in the Dispute Notice (the “Unresolved Items”) to the San Francisco office of Grant Thornton for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller Representative will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Company. If the Purchaser and the Seller Representative are unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Seller Representative, on the other hand, will each select an independent accounting firm of recognized national standing and each such selected accounting firm will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Company; provided, however, that if either the Purchaser, on the one hand, or the Seller Representative, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.5 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). The Purchaser and the Seller Representative will instruct the Independent Accounting Firm to render its determination with respect to the Unresolved Items in a written report that specifies the conclusions of the Independent Accounting Firm as to each Unresolved Item and the resulting Purchase Price and Adjustment Calculation, in each case based solely on the written reports submitted to the Independent Accounting Firm by the Purchaser or the Seller Representative (i.e., not on independent review) and on the definitions and other terms included herein; provided, that in resolving an Unresolved Item, the Independent Accounting Firm may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in the written reports presented to the Independent Accounting Firm. The Purchaser and the Seller Representative will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The resolution of the Unresolved Items by the Independent Accounting Firm will be final and binding, and the determination of the Independent Accounting Firm will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced. The Purchaser will revise the Adjustment Calculation as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.5(d). The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Seller Representative in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller Representative, respectively.
(e)For purposes of complying with this Section 2.5, the Purchaser and the Seller Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm, provided, that (i) each party will provide the other party with a copy of all materials provided to, and communications with, the Independent

Accounting Firm, and (ii) no party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Acquired Companies provided to the Independent Accounting Firm pursuant to this Section 2.5.
(f)If the Purchase Price, as finally determined pursuant to this Section 2.5 (the “Final Purchase Price”), is:
(i)less than the Estimated Purchase Price, then within five (5) Business Days after the determination of the Final Purchase Price, the Sellers shall, jointly and severally, pay to the Purchaser, an amount of cash, equal to the amount by which the Estimated Purchase Price exceeds the Final Purchase Price; and
(ii)greater than the Estimated Purchase Price, then within five (5) Business Days after the determination of the Final Purchase Price, the Purchaser shall pay to the Sellers, in accordance with the allocations set forth in the Closing Statement, an amount of cash, equal to the amount by which the Final Purchase Price exceeds the Estimated Purchase Price.
(g)Any payment by or on behalf of a party pursuant to Section 2.5(f) will be effected by wire transfer of immediately available funds to an account designated by the receiving party.
(h)Any payment made pursuant to this Section 2.5 will be treated by the parties for all purposes as an adjustment to the Estimated Purchase Price and will not be subject to offset for any reason.
Section 2.6Closing. Subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE 7, the closing of the Proposed Transactions (the “Closing”) will take place remotely via the electronic exchange of documents and signatures at 10:00 a.m. Pacific Time, on the date that is three (3) Business Days after satisfaction or waiver of the last of the conditions set forth in ARTICLE 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Purchaser and the Seller Representative may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Unless the Seller Representative and the Purchaser agree otherwise in writing, the Closing shall be deemed effective as of 12:01:01 a.m., local time, in each applicable jurisdiction on the Closing Date.
Section 2.7Closing Deliveries.
(a)At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:
(i)(A) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for the Purchaser to deliver such notice to the IRS on behalf of the Company after the Closing, and (B) a certification that the Shares are not United States real property interests as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3);
(ii) all documentation reasonably requested by the Purchaser in connection with its payment obligations pursuant to this Agreement, including all “know your customer” requirements and all requisite IRS Form W-9s, IRS Form W-8s and/or other Tax forms from each recipient;

(iii)a certificate, in a form reasonably acceptable to Purchaser, dated as of the Closing Date, duly executed by the Sellers confirming the satisfaction of the conditions specified in Section 7.1(a) through (f);
(iv)a certificate, dated as of the Closing Date, duly executed by the Chief Financial Officer of the Company, certifying on behalf of the Company that the Closing Statement is true, complete and correct (the “Closing Statement Certificate”);
(v)resignations and customary releases, in a form and substance reasonably satisfactory to the Purchaser, which shall be accompanied by those documents necessary for the registration of such resignations and customary releases, effective as of the Closing Date of each director and officer of the Acquired Companies as the Purchaser may have requested in writing prior to the Closing Date;
(vi)a certified copy of (A) the articles of incorporation (or equivalent) of each of the Acquired Companies and (B) all resolutions of the board of directors or equivalent managing body of the respective Acquired Company relating to this Agreement and the Proposed Transactions;
(vii)certificates representing the Shares, duly endorsed in the name of the Purchaser and accompanied by a Stock Power each duly executed by each Seller holding such Shares;
(viii)evidence reasonably satisfactory to the Purchaser that the Liou Share Purchase Agreement has been fully executed and the Liou Share Acquisition has been consummated effective as of immediately prior to the Closing;
(ix)the Phantom Stock Award Acknowledgments, duly executed by each holder of any Phantom Stock Award;
(x)executed counterparts of each Ancillary Agreement to which the Company or any Seller is a party;
(xi)evidence reasonably satisfactory to the Purchaser of the consents, waivers, approvals, notices, terminations, modifications or amendments, as applicable, with respect to each of the Contracts listed in Section 2.7(a)(xii) of the Disclosure Schedule (with any such consents, notices, amendments and terminations to be in a form reasonably satisfactory to the Purchaser);
(xii)with respect to each jurisdiction where such concept is recognized, certificates from such jurisdiction in which the Company or any Acquired Company is qualified to do business, each dated within three (3) Business Days prior to the Closing Date certifying that the Company and each Acquired Company (as applicable) are in good standing and that all applicable franchise Taxes and fees of the Company and each Acquired Company (as applicable) through and including the date of such certificate have been paid; and
(xiii)executed lien termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Company or any Acquired Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to the Purchaser that all Encumbrances on assets of the Company and each Acquired Company shall have been released prior to, or shall be released simultaneously with, the Closing.
(b)At the Closing, the Purchaser will deliver or cause to be delivered:

(i)to the Living Trust, the Consideration Shares by way of book entry transfer in the system maintained by the Deposit Trust Company and in accordance with other applicable terms of this Agreement;
(ii)to the Sellers, in accordance with their respective Pro Rata Shares, an amount equal to the Estimated Cash Consideration;
(iii)to the relevant parties, the Company Transaction Expenses for which invoices and W-9s (or equivalent forms) for the applicable payee have been submitted to the Purchaser at least two (2) Business Days prior to the Closing Date, in the respective amounts set forth on the Closing Statement; and
(iv)to the Sellers, a certificate, in a form reasonably acceptable to Purchaser, dated as of the Closing Date, duly executed by the Purchaser confirming the satisfaction of the conditions specified in Section 7.2(a) and (b).
Section 2.8Withholding Rights. The Purchaser and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement or with the Proposed Transactions, such amounts as the Purchaser or the relevant respective Affiliate reasonably determines it may be required to deduct and withhold under any provision of applicable Tax Law, and the recipient of any such payment shall use commercially reasonable efforts to provide the applicable withholding agent with all necessary Tax forms. To the extent amounts are so deducted or withheld and are paid over to the appropriate Governmental Body, such withheld amounts will be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding the foregoing, to the extent Purchaser determines withholding is required in respect to a payment pursuant to this Agreement, they shall use commercially reasonable efforts to provide at least three (3) days’ notice to the Person in respect of whom such deduction and withholding is to be made, and shall cooperate reasonably to minimize the imposition of such withholding.

Section 2.9Consideration Shares.
(a)The Sellers will not, directly or indirectly, (i) place any Encumbrance on any of its Consideration Shares, as applicable, or any securities convertible into or exercisable or exchangeable for any Consideration Shares, as applicable, or (ii) otherwise transfer or dispose of, directly or indirectly, any interest in any Consideration Shares, from the date hereof until twelve (12) months from the date such Seller receives beneficial ownership of such Consideration Shares (the “Lock-Up Period”). The Consideration Shares constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws.
(b)Each Seller undertakes not to conduct any short selling, enter into any equity swaps or any similar arrangements having an effect on the price of the Purchaser’s securities on Nasdaq Global Select Market or any other market place or over-the-counter quotation service from the date of this Agreement until and including the expiration of the Lock-Up Period. To ensure compliance with the restrictions imposed by this Agreement, the Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. The Purchaser shall not be required (i) to transfer on its books any Consideration Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Consideration Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Consideration Shares has been purportedly so transferred.

(c)If a Seller wishes to sell its Consideration Shares with an aggregate value (using the volume weighted average price of the Purchaser Common Stock on Nasdaq Global Select Market or equivalent marketplace for the 30 consecutive trading days immediately preceding (but not including) the date of such sale (rounded off upwards, with two decimals, to the nearest whole figure)) that exceeds $2,500,000 during any calendar quarter (with respect to any Consideration Shares subject to the lock-up undertaking set out in Section 2.9(a)), such sale will be carried out via a reputable investment bank engaged by the such Seller in consultation with the Purchaser; provided, that the Seller proposing to carry out such sale shall provide the Purchaser a reasonable advance notice.
(d)Each book-entry security entitlement representing any Consideration Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by a Seller in accordance with the terms hereof shall bear the following legends (or substantially similar legends, in addition to any other legends required by law, the Purchaser’s Organizational Documents or any other agreement to which such Seller is a party):
(e)“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”
(f)“THE SECURITIES MAY NOT BE USED IN HEDGING TRANSACTIONS UNLESS IN COMPLIANCE WITH THE ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR IN ACCORDANCE WITH REGULATION S OF THE ACT.”
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS
The Sellers, jointly and severally, represent and warrant to the Purchaser that, as of the date of this Agreement and as of Closing Date, the statements set forth in this ARTICLE 3 are true, complete and correct, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Disclosure Schedule”).
Section 3.1Formation, Authority and Enforceability.
(a)(i) The Living Trust is a trust duly created under that certain Declaration of Trust, dated December 12, 2001 (as later amended by the First Amendment to the Ashraf K. Takla Living Trust, dated May 29, 2013, the Second Amendment to the Ashraf K. Takla Living Trust, dated January 11, 2024, and the Third Amendment to the Ashraf K. Takla Living Trust, dated May 8, 2025, between Ashraf K. Takla, as settlor, and Trustee, as trustee the “Living Trust Agreement”) and (ii) the Irrevocable Trust is a trust created under an Agreement is a trust created under an Agreement dated July 24, 2025, between Ashraf

K. Takla, as grantor, and Trustee, as trustee (the “Irrevocable Trust Agreement” and together with the Living Trust Agreement, the “Trust Agreements”).
(b)The Trustee, as trustee of each Seller, has all requisite power and authority that is necessary to enable him to enter into this Agreement, in his capacity as trustee of the Seller, and to cause such Seller to carry out the Proposed Transactions. This Agreement has been duly executed and delivered by the Trustee as trustee of each Seller and constitutes a valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Insolvency and Equity Exceptions”).
(c)The execution, delivery and performance of each Ancillary Agreement and the consummation of the Proposed Transactions have been duly authorized by all necessary action on the part of the Trustee as the trustee of each Seller. This Agreement constitutes, and upon execution and delivery of each Ancillary Agreement and any certificate to be delivered hereunder to which any Seller is a party will constitute, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.
Section 3.2No Conflict. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement or any certificate to be delivered hereunder by a Seller, nor the consummation of the Proposed Transactions, will (a) (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Shares or any of the properties, rights or assets of a Seller under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Trust Agreements, (ii) or any Contract to which a Seller is a party, by which a Seller or any of its respective properties, rights or assets is bound or affected or pursuant to which a Seller is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to a Seller, or any of its respective businesses, properties, rights or assets; or (b) require any Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person (including any Consent from an Immediate Family Member), except, in the case of clauses (a)(ii) and (a)(iii), for such breaches or defaults which are not, and would not reasonably be expected to be, material to such Seller.
Section 3.3Title to Shares. Each Seller (a) is, and on the Closing Date will be, the sole record holder and beneficial owner of all of the Shares set forth with respect to such Seller in Section 4.4(a) of the Disclosure Schedule, and (b) has, and on the Closing Date will have, good and valid title to such Shares free and clear of all Encumbrances. Each Seller acquired all of its Shares from third parties or the Company in material compliance with applicable Law. There are no Contracts to which any Seller or an Affiliate of a Seller is a party or by which a Seller or any Affiliate of a Seller is bound, or may become bound, with respect to the voting (including voting trusts, agreements or proxies), registration under the Securities Act of 1933 (the “Securities Act”) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any equity or voting interests or securities of the Company.
Section 3.4Restricted Securities. Each Seller is acquiring the Consideration Shares solely for its own account, for investment purposes only, and not with a view to, or with any present intention of,

reselling or otherwise distributing such capital stock or dividing its participation herein with others. Each Seller understands and acknowledges that: (a) none of the Consideration Shares to be issued by the Purchaser to the Sellers will have been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) Purchaser has no obligation to register or qualify any of such Consideration Shares, and (c) all of such Consideration Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act. Each Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
The Sellers will not transfer or otherwise dispose of any of the Consideration Shares or any interest therein in any manner that may cause any securityholder to be in violation of the Securities Act or any applicable state securities Laws.
Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, in any case in which the amount of any liabilities owing from the Sellers to the Purchaser Indemnified Parties under this Agreement exceeds the amount of Cash Consideration actually received by the Sellers, net of any Taxes owed by the Seller in respect of the payment of the Purchase Price hereunder, (i) if requested by the Sellers Representative, the Purchaser shall promptly file with the SEC a registration Statement under the Securities Act providing for the proposed resale of the necessary amount of Consideration Shares to cover the outstanding liabilities in the public market (the “Registration Statement”); (ii) if requested by the Sellers Representative, Purchaser shall waive the Lock-Up Period to allow Sellers to sell the necessary amount of Consideration Shares (whether after the Registration Statement becomes effective or under an exception to Rule 144, if available) to cover such outstanding liabilities owing by the Sellers’ to the Purchaser Indemnified Parties under this Agreement and (iii) the Sellers shall promptly sell the Consideration Shares under the Registration Statement or pursuant to an exception to Rule 144, if available, as applicable, and use the proceeds from such sale(s) to satisfy the Sellers’ obligations to the Purchaser Indemnified Parties. If filed pursuant to the terms hereof, the Registration Statement shall be reasonably acceptable to the Sellers Representative and the Purchase shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after its filing; provided, that the Sellers shall promptly reimburse the Purchaser for the reasonable out-of-pocket legal, accounting and filing fees directly associated with the preparation and filing of the Registration Statement.
Section 3.5Sellers’ Status. Each Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as amended (an “Accredited Investor”).
Section 3.6Seller Qualifications. Each Seller (a) is a sophisticated Person familiar with transactions similar to the Proposed Transactions, (b) has such knowledge and experience in financial and business matters capable of evaluating the merits and risks of the acquisition of the Consideration Shares, has the capacity to protect such Seller’s own interests in connection with the Proposed Transactions, and is financially capable of bearing a total loss of the Consideration Shares, (c) has adequate information concerning the business and financial condition of the Purchaser to make an informed decision regarding the acquisition of the Consideration Shares, (d) has independently and without reliance upon the

Purchaser, and based on such information and the advice of such advisors as such Seller has deemed appropriate, made its own analysis and decision to enter into and be bound by this Agreement. Each Seller acknowledges that none of the Purchaser or any of its respective Affiliates, officers, directors, employees or agents is acting as a fiduciary or financial or investment adviser to any Seller, and has not given any Seller any investment advice, opinion or other information on whether acquisition of the Consideration Shares is prudent. Each Seller understands that the Purchaser is relying on the accuracy and truth of the representations and warranties of each Seller set forth in this Agreement, and each Seller hereby consents to such reliance.
Section 3.7No Bad Actors. No Seller is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Each Seller has exercised reasonable care to determine whether such Seller is subject to a Disqualification Event. The issuance of the Consideration Shares to a Seller will not subject the Purchaser to any Disqualification Event. There are no matters that would have triggered disqualification under Rule 506(d)(1) under the Securities Act but that occurred before September 23, 2013.
Section 3.8No General Solicitation. At no time was a Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, internet or other form of general advertising or solicitation in connection with the Consideration Shares.
Section 3.9Legal Proceedings. There is no Proceeding pending or, to such Seller’s knowledge, threatened, against any Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Proposed Transactions.
Section 3.10Solvency. No Seller is bankrupt or insolvent nor has proposed a voluntary arrangement or made or proposed any arrangement or composition with such Seller’s creditors or any class of creditors, and no petition in respect of any arrangement or composition has been presented. The consummation of the Proposed Transactions shall not constitute a fraudulent transfer by any Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of a Seller.
Section 3.11Brokers and Finders. No Sellers nor any Person acting on any Seller’s behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Proposed Transactions.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES
The Sellers represent and warrant, jointly and severally, to the Purchaser that as of the date of this Agreement and as of the Closing Date, the statements set forth in this ARTICLE 4 are true, complete and correct, except as set forth on the Disclosure Schedule.
Section 4.1Organization and Good Standing.
(a)Each Acquired Company is an entity duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to conduct its business as presently conducted. Each Acquired Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties, rights and assets it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Acquired Companies has initiated or is subject to any bankruptcy, dissolution or liquidation proceedings and, to the Knowledge of the Company, there are no grounds for such proceedings. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Acquired Companies other than those imposed by the Laws of general applicability of their respective jurisdictions of organization or those set forth in the Organizational Documents of each Acquired Company. The Company has made available to the Purchaser true, complete and correct copies of the Organizational Documents of each Acquired Company, as currently in effect, and none of the Acquired Companies is in default under or in violation of any provision thereof.
(b)Section 4.1(b) of the Disclosure Schedule sets forth a true, complete and correct list of each Acquired Company’s jurisdiction of organization and the other jurisdictions in which it is authorized to do business, and a true, complete and correct list of the current directors, managers and officers of each Acquired Company.
Section 4.2Authority and Enforceability. The Company has all requisite entity power and authority to execute and deliver this Agreement and each Acquired Company has all requisite entity power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations under such Ancillary Agreement. The execution, delivery and performance of this Agreement by the Company and of each Ancillary Agreement by the Acquired Companies to which it is a party and the consummation of the Proposed Transactions have been duly authorized by all necessary action on the part of the Acquired Companies. This Agreement constitutes, and upon execution and delivery of each Ancillary Agreement and any certificate to be delivered hereunder to which any Acquired Company is a party will constitute the valid and binding obligation of the respective Acquired Company enforceable against such party in accordance with its terms, except as such enforcement may be limited by Insolvency and Equity Exceptions.
Section 4.3No Conflict. Neither the execution, delivery and performance of this Agreement by the Company or any Ancillary Agreement or any certificate to be delivered hereunder by the Acquired Companies, nor the consummation of the Proposed Transactions, will (a) (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the interests or any of the properties, rights or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Organizational Documents of any Acquired Company, or any resolution adopted by the board of directors, board of managers, or members of any Acquired Company, (ii) any Material Contract to which any Acquired Company is a party, by which any Acquired Company or any of their respective properties, rights or assets is bound or affected or pursuant to which any Acquired Company is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to any Acquired Company or any of their respective businesses, properties, rights or assets; or (b) except as disclosed in Section 4.3(b) of the Disclosure Schedule, require any Acquired Company to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except, in the case of clauses (a)(ii) and (a)(iii), for such breaches or defaults which are not, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
Section 4.4Capitalization and Ownership.
(a)As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 7,500,00 shares are issued and outstanding on the date hereof. Section 4.4(a) of the Disclosure Schedule sets forth the record and beneficial owners of the Shares, which constitute all of the outstanding capital stock of the Company.
(b)Section 4.4(b) of the Disclosure Schedule sets forth with respect to each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) its authorized equity interests or authorized capital and (iii) the number of issued and outstanding equity interests and the record and beneficial owners thereof. No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for the Subsidiaries set forth in Section 4.4(b) of the Disclosure Schedule. All of the outstanding equity or voting interests or securities of each Subsidiary of the Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 4.4(b) of the Disclosure Schedule.
(c)Except as set forth in Section 4.4(c) of the Disclosure Schedule, (i) there are no equity or voting interests or securities of any class of any Acquired Company, or any interest or security exchangeable into or exercisable for such equity or voting interests or securities, authorized, issued, reserved or committed for issuance, or outstanding and (ii) there are no options, warrants, equity securities, equity interests, voting interests, calls, subscriptions, claims of any character, rights, obligations, agreements, commitments or other Contracts to which any Acquired Company is a party or by which such Acquired Company is bound obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity or voting interests or securities of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. Except as set forth in Section 4.4(c) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company. Except for the Organizational Documents of the Acquired Companies, there are no Contracts to which any Acquired Company or its respective Affiliate is a party or by which any Acquired Company or its respective Affiliate is bound with respect to the voting (including voting trusts, agreements or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity or voting interests or securities of any Acquired Company. Except as set forth in Section 4.4(c) of the Disclosure Schedule, no holder of Indebtedness of any Acquired Company has any right to (i) convert or exchange such Indebtedness for any equity or voting interests or securities of any Acquired Company or (ii) solely in its capacity as a holder of such Indebtedness, vote on any matter with respect to any Acquired Company.
(d)There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any equity interests of any Acquired Company. No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.5Financial Statements.
(a)Attached as Section 4.5(a) of the Disclosure Schedule are the following (collectively, the “Financial Statements”):
(i)the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2023 and June 30, 2024 (the most recent of which, the “Balance Sheet”), and the related audited consolidated statements of income, changes in equityholders’ interests and cash flows for each of the fiscal years then ended, including in each case any notes thereto; and
(ii)the unaudited consolidated balance sheet and profits and loss statements of the Acquired Companies as of the Reference Date (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in equityholders’ interests and cash flows for the nine-month period then ended.
(b)The Financial Statements (including the notes thereto) are true, complete and correct in all material respects, are consistent with the books and records of the Acquired Companies and have been prepared in accordance with the Accounting Methods or GAAP, as indicated, in each case consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet). The Financial Statements fairly present in all material respects the financial condition, results of operations, changes in equityholders’ interests and cash flows of the Acquired Companies as of the respective dates and for the periods indicated therein. No financial statements of any Person other than the Acquired Companies are required to be included in the financial statements of the Acquired Companies.
(c)The Acquired Companies maintain and since January 1, 2021 have maintained a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of the Acquired Companies, (ii) that the integrity of their financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations. No Acquired Company has and no independent auditor of the Acquired Companies has identified or been made aware of (A) any significant deficiency or material weakness in the internal accounting controls utilized by the Acquired Companies, (B) any Fraud, whether or not material, that involves any Acquired Company’s management or any other current or former employee, consultant, contractor or director of any Acquired Company who has a role in the preparation of financial statements or the internal accounting controls utilized by any Acquired Company, or (C) any claim or allegation regarding any of the foregoing.
(d)None of the Liabilities of any Acquired Company is guaranteed by or subject to a similar contingent obligation of any other Person. No Acquired Company has guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person other than commercial indemnification obligations. There are no outstanding letters of credit, surety bonds or similar instruments of any Acquired Company or any Affiliate of any Acquired Company in connection with or relating to the business, properties or assets of any Acquired Company.
Section 4.6Books and Records. The books of account, equity interest record books and other records of any Acquired Company, all of which have been made available to the Purchaser, are true, complete and correct in all material respects and since January 1, 2021 have been maintained in accordance with sound business practices and an adequate system of internal controls. All corporate actions taken by any Acquired Company have been properly authorized by such Acquired Company’s equityholders, managers, directors or directors’ committees, as applicable. No Acquired Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Acquired Company. At the time of the Closing, all of such books and records will be in the possession of the Acquired Company.
Section 4.7Accounts Receivable; Accounts Payable; Bank Accounts.
(a)All accounts receivable of the Acquired Companies are reflected properly on the Interim Balance Sheets or the accounting records of the Acquired Companies as of the Closing Date in the context of the respective Accounting Methods. The accounts receivable set forth on the Interim Balance Sheets will, as of the Closing Date, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the Company’s Knowledge, there is no contest, claim, defense or right of setoff, other than returns, rebates and price protection programs in the ordinary course of business, relating to the amount or validity of such account receivable.
(b)All accounts payable and notes payable by the Acquired Companies to third parties reflected on the Interim Balance Sheets and arising after the date of the Interim Balance Sheets have arisen in the ordinary course of business, have arisen from the purchase of goods or services in the ordinary course of the business, accurately reflected, in all material respects, all amounts owed by the Acquired Companies with respect to trade accounts due and other payables as of the date of the Interim Balance Sheets or the Closing, as the case may be, in the context of the respective Accounting Methods, and no such account payable or note payable is delinquent more than 90 days in its payment. The charges, accruals and reserves on the books of the Acquired Companies in respect of the accounts payable as of the date thereof were recorded in accordance with past practice consistently applied during the periods involved.
(c)Section 4.7(c) of the Disclosure Schedule sets forth a true, complete and correct list of the names and addresses of all banks and financial institutions in which any Acquired Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names as of the date of this Agreement of all Persons authorized to draw or borrow thereon or to obtain access thereto (pursuant to a power of attorney or otherwise).
Section 4.8No Undisclosed Liabilities. No Acquired Company has any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP or the Accounting Methods, except for (a) Liabilities accrued or expressly reserved for in line items on the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the Reference Date (none of which is a Liability for violations of Law or for tort, infringement or breach of Contract or warranty), (c) the Company Transaction Expenses as set forth on the Estimated Closing Balance Sheet, (d) the Liabilities disclosed in Section 4.8 of the Disclosure Schedule and (e) executory obligations under any Contract of the Acquired Companies that have not arisen from a breach thereof or thereunder.
Section 4.9Absence of Certain Changes and Events. Since the Reference Date (a) the Acquired Companies have conducted its business only in the ordinary course of business, (b) no event, circumstance, development, state of facts, occurrence, change or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) no Acquired Company has taken any action that would be prohibited by Section 6.2(b).
Section 4.10Title to and Sufficiency of Assets.
(a)Each Acquired Company has good and marketable title to, or in the case of leased properties and tangible assets, valid leasehold interests in, all of its real property and tangible or intangible assets, free and clear of any Encumbrances other than Permitted Encumbrances. The Acquired Companies have valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property and assets (excluding all Intellectual Property Rights) which are used or held for use in connection with their business, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. All items of tangible personal property or assets of the Acquired Companies (including Intellectual Property Rights) which, individually or in the aggregate, are material to the operation of the business of the Acquired Companies, are (i) in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted), (ii) adequate and suitable for the purposes for which they are presently being used or held for use, and (iii) to the Knowledge of the Company, free from material defects, both patent and latent, other than such minor defects as do not interfere with the intended use thereof in the conduct of the normal operation of the business of the Acquired Companies, and there is no need, or pending need, to replace any such items. There are no properties, tangible assets, rights or entitlements relating to the ownership or operation of the business of the Acquired Companies, which are not owned, licensed or leased by the Acquired Companies, free and clear of any Encumbrances. Any Permitted Encumbrances on such property, rights or tangible assets of the Acquired Companies, individually or in the aggregate, do not materially interfere with the current use by the Acquired Companies of any such property or asset or materially detract from the value of any such property, right or tangible asset or its suitability for use in the operation of the business of the Acquired Companies. The representation in this Section 4.10(a) shall not be construed as making any representations regarding Intellectual Property Rights of the Acquired Companies.
(b)The assets and properties used or held by the Acquired Companies for use, together with all Leased Real Property, Intellectual Property Rights and all other assets and rights (including rights under Contracts) of the Acquired Companies, (i) constitute all of the assets and properties that are necessary and sufficient in all material respects for the Acquired Companies to conduct, operate and continue the conduct of the business of the Acquired Companies as currently conducted and to sell and otherwise enjoy full rights to exploitation of their assets, properties and all products and services that are currently provided in connection with their assets and properties consistent with the manner in which the Acquired Companies’ business is currently conducted and (ii) constitute all of the assets and properties that are used in or necessary to the conduct of the business of the Acquired Companies as currently conducted, including the design, development, manufacture, use, marketing, import, export, distribution, sale, servicing, or licensing of any and all Company Products or Company Technology, without (A) the need for the Purchaser to acquire or license any other asset, property or Intellectual Property Right or (B) the breach or violation of any Contract.
Section 4.11Real Property.
(a)Except the Owned Real Properties set forth in Section 4.11(a) of the Disclosure Schedule, none of the Acquired Companies owns or has previously owned any real property. Each Acquired Company has good and marketable title to all of the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. There are no leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use of the Owned Real Property; and there are no outstanding options or rights of first refusal to purchase the Owned Real Property. None of the Acquired Companies has received notice of any proposed condemnation proceeding, and to the Knowledge of the Company, there is no condemnation proceeding threatened with respect to any Owned Real Property.
(b)Section 4.11(b) of the Disclosure Schedule sets forth a true, complete and correct description (by street address of the subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all land, buildings, structures, fixtures, improvements and other interests in real property that is leased or otherwise occupied by the Acquired Companies (the “Leased Real Property”). The Acquired Companies hold valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Acquired Companies have delivered to the Purchaser true, complete and correct copies of all leases, subleases, licenses, sublicenses and any other agreements providing rights to use or occupy, in whole or in part, the Leased Real Property and any other related documents, including guarantees and all amendments thereto (collectively, the “Leases”). None of the Acquired Companies has received notice of any proposed condemnation proceeding, and to the Knowledge of the Company, there is no condemnation proceeding threatened with respect to any Leased Real Property. With respect to each Lease, none of the Acquired Companies has exercised or given any notice of exercise by such party of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. None of the Acquired Companies is in default in any material respect under any of the Leases. The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder.
(c)In the ordinary course of business, the Acquired Companies do not use or occupy any real property material to the business other than the Leased Real Property.
(d)Each Acquired Company is in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of any Acquired Company to use such Leased Real Property for the purposes for which it is currently being used. None of the Acquired Companies has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and none of the Acquired Companies has received notice, and to the Knowledge of the Company there is no claim of any Person to the contrary.
(e)All Leased Real Property is suitable for the purpose of conducting the Acquired Companies’ business as currently conducted and currently planned to be conducted. The Leased Real Property constitutes all such property used in or necessary to conduct the business as conducted and as currently planned to be conducted by the Acquired Companies.
(f)To the Knowledge of the Company, there are no facts or circumstances that would prevent the Leased Real Property from being occupied or otherwise used by the Purchaser after the Closing in the same manner as prior to the Closing.
(g)All of the Owned Real Property and Leased Real Property and buildings, fixtures and improvements thereon (i) are in good operating condition in all material respects without material structural defects, and all mechanical and other systems located thereon are in good operating condition in all material respects, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.

Section 4.12Intellectual Property.
(a)Section 4.12(a) of the Disclosure Schedule lists all Company Products by name and version number (as applicable), and identifies for each Company Product whether it is proprietary to the Acquired Companies or whether it is being provided on behalf of a third party.
(b)Section 4.12(b) of the Disclosure Schedule lists (i) all Company Registered IP (identifying the owner, and registration and application details of each), (ii) all material unregistered Trademarks, including social media account names, that are Owned Intellectual Property (identifying the owner of each and jurisdictions in which they are used), and (iii) all Intellectual Property Rights owned or purported to be owned by third parties, including all Software, that are exclusively licensed to any Acquired Company (“Exclusively Licensed Third Party Intellectual Property”), identifying the licensee of each. With respect to each item of Company Registered IP: (A) each such item is currently in compliance with all formal legal requirements to maintain and protect such Company Registered IP (including payment of filing, examination, maintenance, and renewal fees, Taxes and proofs of use, and the filing of all necessary documents with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining and protecting such Intellectual Property Rights); and (B) each such item is subsisting, valid and in full force and effect. Except as set forth in Section 4.12(b)(iv) of the Disclosure Schedule, there are no actions that must be taken by any Acquired Company within 90 days of the Closing Date, with respect to any item of Company Registered IP, including payment of any registration, maintenance, or renewal fees or the filing of any documents or applications, to maintain, perfect, preserve, renew or and protect any Company Registered IP. None of the Acquired Companies has misrepresented, or failed to disclose, any facts or circumstances known to the Acquired Companies in any application for any Company Registered IP or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise negatively affect the enforceability of any Company Registered IP. None of the applications, registrations and filings for Intellectual Property Rights that have been registered, filed or certified by any Governmental Authority by or on behalf of the Acquired Companies is subject to any action and no such action is pending or, to the Knowledge of the Company or the knowledge of the Sellers, threatened against the Acquired Companies. The Intellectual Property of the Acquired Companies and the Intellectual Property licensed pursuant to Material Contracts constitutes all of the material Intellectual Property used in and necessary to enable the conduct of business of the Acquired Companies as presently conducted by the Acquired Companies, including the design, development, manufacture, use, marketing, import, export, distribution, sale, servicing, or licensing of any and all Company Products or Company Technology.
(c)Except as set out in Section 4.12(c) of the Disclosure Schedule, the Acquired Companies are the sole and exclusive owners of the Owned Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances, and own or otherwise have valid and enforceable rights to use all other Intellectual Property Rights used or held for use in any of the Acquired Companies’ businesses as presently conducted. There are no Intellectual Property Rights owned by the Acquired Companies that is primarily related to the business of the Acquired Companies that is not solely and exclusively owned by the Acquired Companies, free and clear of all Encumbrances except Permitted Encumbrances.
(d)The conduct of the businesses of the Acquired Companies, does not Infringe, and for the last six (6) years has not Infringed, and to the Company’s Knowledge, when conducted in substantially the same manner by the Acquired Companies after the Closing, will not Infringe any Intellectual Property Rights of any Person; provided that the representations in the foregoing clause are made to the Company’s Knowledge with respect to Intellectual Property Rights that are not Owned Intellectual Property so long as the Acquired Companies are not in breach of the terms and conditions governing their respective use of such non-Owned Intellectual Property. No Acquired Company is subject or party to any past, pending or threatened Proceeding or judgement or stipulation related to Intellectual Property Rights and no Acquired Company has received any written notice of the same (including offers to grant a license or cease and desist letters). To the Knowledge of the Company, no Person has Infringed or is Infringing any Owned Intellectual Property or any Exclusively Licensed Third Party Intellectual Property. The Acquired Companies have taken commercially reasonable steps to protect the Owned Intellectual Property, including by requiring each Person with access to Trade Secrets of any of the Acquired Companies to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status.
(e)Neither this Agreement nor the Proposed Transactions, including the assignment by operation of law or otherwise as a result of the Proposed Transactions of any Contracts to which any Acquired Company is a party, shall cause the Purchaser, the Acquired Companies, or any of their respective Affiliates to (i) grant to any third party any Intellectual Property Right owned by, or licensed to, any of them, (ii) be bound by, or subject to, any non-compete, non-solicit or other restriction on the scope of their respective businesses, or (iii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by any of the Acquired Companies pursuant to a Material Contract in the absence of this Agreement or the Proposed Transactions (except for increases in fees tied to increased usage).
(f)Each current or former employee of the Acquired Companies and any other Person that has contributed to the creation, invention, development or modification of any Owned Intellectual Property (each a “Contributor”) has assigned in writing to the applicable Acquired Company all of its rights in same. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration to assert any moral rights (to the extent permitted by applicable Law), with respect to any Company Product, Company Technology, or Owned Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership of such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor the Proposed Transactions shall provide any Contributor with such right, claim, interest or option. No Trade Secret material to the business of the Acquired Companies as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by the Acquired Company to any of their former employees, employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of such trade secret material. The Acquired Companies have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets held by the Acquired Companies and any other non-public proprietary information, which measures are reasonable in the industry in which the Acquired Companies operate.
(g)Except as set out in Section 4.12(g) of the Disclosure Schedule, no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has a claim or right (including license rights) to, or has provided or is providing funding (including tax incentives or relief), facilities or resources used in the development of any Owned Intellectual Property, any Company Technology, or any Company Product, provided that, the foregoing, with respect to any Intellectual Property Rights licensed to the Company by another Person, is made to the Knowledge of the Company.
(h)Section 4.12(h) of the Disclosure Schedule lists, with regard to each Company Product, all Open Source Software that is used in, included in or incorporated into, derived from, dynamically linked to, integrated or combined with any Software in such Company Product, the license under which such Open Source Software was licensed to any Acquired Company, and a reasonably detailed description of the use of such Open Source Software related to such Company Product, including how it is distributed. The Acquired Companies have not used Open Source Software in any manner that would or could, with respect to any Company Product, or other Owned Intellectual Property: (i) require its disclosure, licensing or distribution in source code form to any person, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for any Acquired Company, or any of its Affiliates (including, after the Closing Date, the Purchaser or any of its Affiliates) with respect to any Intellectual Property Rights owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property Rights, or (v) impose any other material limitation, restriction, or condition on the right or ability of any Acquired Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by any Acquired Company, such Acquired Company has at all times been in material compliance with all applicable licenses with respect thereto, including all notice and attribution requirements.
(i)Except as set forth in Section 4.12(i) of the Disclosure Schedule, none of the Acquired Companies, nor any other Person acting on its behalf, has disclosed, licensed, released, or delivered to any Person, or is subject to any current or contingent obligation to disclose, license, release, or deliver to any Person (including any escrow agent), any Source Materials of any Owned Intellectual Property, Company Product, or Company Technology except for disclosures to employees or contractors of any Acquired Company under binding written confidentiality agreements.
(j)All Company Products, Company Technology and Software owned or purported to be owned by any Acquired Company are free of any Harmful Code. The Acquired Companies have taken commercially reasonable steps to protect the Company Products, Company Technology and Software from Harmful Code.
(k)None of the Acquired Companies currently is, and none of the Acquired Companies has been, a member or promoter of, or a contributor to, any industry standards body or other organization that produces or maintains standards or specifications (“Standards Body”). None of the Acquired Companies has made any written promises, declarations or commitments, or is otherwise bound by any obligations, to any Standards Body, including such commitments and obligations arising from any membership agreements, by-laws or policies. None of the Owned Intellectual Property or to the Company’s Knowledge, the Exclusively Licensed Third Party Intellectual Property is subject to any written promise, declaration, commitment or obligations requiring its disclosure to any Standards Body or its licensing on fair, reasonable or non-discriminatory terms. None of the Acquired Companies has made or refused an offer to license in breach of any promise, declaration, commitment, or obligation to a Standards Body made by or otherwise binding on such member. No Patents constituting Owned Intellectual Property are subject to any “License on Transfer,” network, or commitment pursuant to which such Patents or Patent applications may not be enforced once they are sold or assigned to any other Person.
(l)All Company Products perform in all material respects in accordance with the design specifications to which such Company Products were developed. The user documentation associated with any Company Product contains no material errors.
(m)The Acquired Companies have not used any AI Technologies in connection with the businesses, properties, rights or assets of the Acquired Companies and the Company Products do not incorporate any AI Technologies.
Section 4.13Material Contracts.
(a)Section 4.13 of the Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of each Contract (or group of related Contracts) still in effect to which any Acquired

Company is a party, by which any Acquired Company or any of the properties, rights or assets of any Acquired Company is bound or affected, or pursuant to which any Acquired Company is an obligor or beneficiary, which:
(i)contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of any Acquired Company;
(ii)is for capital expenditures in excess of $25,000;
(iii)is for the purchase, sale or delivery of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one (1) year or that otherwise involves, in each case, an amount or value in excess of $25,000;
(iv)is a mortgage, advance (other than advances for travel and other appropriate business expenses), indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;
(v)is a Lease or any other lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and a term of less than one (1) year);
(vi)is with any agent, distributor or other representative that is not terminable without penalty on thirty (30) days’ or less notice involving an annual commitment or payment in excess of $25,000;
(vii)is with a Material Supplier or a Material Customer;
(viii)is a Contract relating to Intellectual Property Rights or IT Systems, other than (A) any non-exclusive license to use any Intellectual Property Rights in a Company Product granted by any Acquired Company in the ordinary course of business, (B) any Software or SaaS services licensed to any of the Acquired Companies under generally and commercially available non-negotiated standardized shrinkwrap or clickwrap licenses, and that is not incorporated into any Company Product with annual fees of less than $25,000;
(ix)is for the employment of, or receipt of any services from, the Key Employees;
(x)is a works council or other agreement with any labor union or employee representative group;
(xi)provides for severance, termination, change in control or similar pay to any Employee, Service Provider or former employee or former individual service provider of any Acquired Company;
(xii)provides for a loan or advance of any amount to any director or officer, other than advances for travel and other appropriate business expenses in the ordinary course of business;
(xiii)is with an Affiliate, director or officer of a Seller or any Acquired Company or any Immediate Family Member thereof;
(xiv)contains any “non-competition,” “non-solicitation,” exclusive dealing arrangement or “no-hire” provision that restricts any Acquired Company;

(xv)licenses any Person to manufacture, reproduce or distribute any Company Product or Company Technology or any Contract to produce, sell or distribute any Company Product or Company Technology (including granting any exclusive rights to make, sell or distribute any Company Product);
(xvi)is a joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or other similar Contract involving (A) any joint conduct or sharing of any business, venture or enterprise, (B) a sharing of profits or losses or (C) pursuant to which any Acquired Company has any ownership interest in any other Person or business enterprise;
(xvii)is a Contract for (A) the sale of any of the businesses, properties, rights or assets of any Acquired Company other than in the ordinary course of business, (B) the grant to any Person of any preferential rights to purchase any of any Acquired Company’s properties, rights or assets, or (C) the acquisition by any Acquired Company of any operating business, properties, rights or assets, whether by merger, purchase or sale of equity interests or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);
(xviii)is a membership agreement, stockholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal agreement, co-sale agreement or registration rights agreement;
(xix)(A) limits the ability of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any Person or to hire or solicit any Person (provided, that the foregoing shall not be interpreted to refer to confidentiality obligations or covenants restricting any Acquired Company from using a vendor’s products or services to create a competing product or service), (B) grants rights of first refusal, rights of first negotiation or similar rights, (C) grants any “most favored nations” or similar rights or (D) otherwise prohibits or limits the right of any Acquired Company to make, sell or distribute any products or services, including the Persons to whom any Acquired Company may sell products or deliver services (provided, that the foregoing shall not be interpreted to refer to confidentiality obligations or covenants restricting any Acquired Company from using a vendor’s products or services to create a competing product or service);
(xx)involves (A) payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Acquired Company or (B) minimum or guaranteed payments by any Acquired Company to any Person (other than employment or services related Contracts covered by sub-clause (viii));
(xxi)requires any Acquired Company to purchase its total requirements of any product or service from any Person, contains “take or pay” provisions, or contains minimum purchase requirements;
(xxii)is with a sole source supplier of goods and services that is material to the Acquired Companies;
(xxiii)is a power of attorney granted by or on behalf of any Acquired Company;
(xxiv)is a Government Contract or involves a Government Bid;
(xxv)is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the ordinary course of business;

(xxvi)provides for ongoing indemnification obligations, other than in respect of the performance of any Acquired Company’s obligations under Contracts or other arrangements to which any Acquired Company is a party for goods or services furnished by or to it;
(xxvii)is a release, resolution or settlement agreement with respect to any pending or threatened Proceeding entered into within three (3) years prior to the date of this Agreement;
(xxviii)was entered into other than in the ordinary course of business and that involves an amount or value in excess of $25,000 or contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;
(xxix)includes any Liability of any Acquired Company in connection with unsold inventories of any Acquired Company used in or held for use in connection with the business of the Acquired Companies; or
(xxx)is otherwise material to the business, properties, rights, assets or Liabilities of the Company or under which the consequences of a default or termination could have a Material Adverse Effect.
Each Contract required to be listed in (a) of the Disclosure Schedule, a “Material Contract.”
(b)The Sellers have made available to the Purchaser a true, complete and correct copy of each written Material Contract and a true, complete and correct written summary of each oral Material Contract. With respect to each Material Contract:
(i)such Material Contract is legal, valid, binding, enforceable, and in full force and effect, except to the extent it has previously expired in accordance with its terms and as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity;
(ii)neither the applicable Acquired Company nor, to the Knowledge of the Company, any other party to such Material Contract has exercised any termination rights or, in the case of the other party, indicated to the applicable Acquired Company in writing, or to the Knowledge of the Company orally, such party’s intent to terminate such Material Contract, in each case other than termination at the end of the such Material Contract’s term in accordance with its terms;
(iii)neither the applicable Acquired Company nor, to the Knowledge of the Company, any other party to such Material Contract is or is alleged to be in breach or default under such Material Contract and no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute a breach or default by such Acquired Company nor has the applicable Acquired Company given or received notice or other communication alleging the same; and
(iv)(A) except as set forth in Section 4.13(b)(iv) such Material Contract is not under negotiation, (B) no written demand for any renegotiation of such Material Contract has been made, (C) no party to such Material Contract has repudiated any portion of such Material Contract, (D) to the Knowledge of the Company, no party to such Material Contract does not intend to renew it at the end of its current term and (E) to the Knowledge of the Company, no party to such Material Contract intends to terminate such Material Contract or materially reduce the volume of products, goods or services sold to or acquired from any Acquired Company.
(c)To the Knowledge of the Company, no director, agent, employee or consultant or other independent contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract,

including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way materially and adversely affects or will affect (i) the performance of his or her duties for such Acquired Company, (ii) his or her ability to assign to such Acquired Company rights to any invention, improvement, discovery or information used or held for use in connection with, necessary for or relating to the business or (iii) the ability of such Acquired Company to conduct its business, or any portion thereof, as currently conducted or as currently proposed to be conducted.
Section 4.14Tax Matters.
(a)Each Acquired Company has timely filed all income and other material Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is true, complete and correct in all material respects. Each Acquired Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No Acquired Company has requested an extension of time within which to file any Tax Return which has not since been filed. The Sellers have made available to the Purchaser true, complete and correct copies of all Tax Returns of the Acquired Companies (and their predecessors) for the prior five (5) tax years.
(b)Other than set forth in Section 4.14 of the Disclosure Schedules, the Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with the Accounting Methods. The Acquired Companies have not incurred any liability for Taxes since the Reference Date outside of the ordinary course of business. All payments of estimated Taxes have been made in the ordinary course of business.
(c)No Taxing Authority has assessed (or, to the Knowledge of the Company, has threatened) any additional Tax for any period for which Tax Returns have been filed. No federal, state, provincial, local or foreign audits or other Proceedings related to Taxes have been conducted within the last five (5) years, are pending or being conducted, nor has any Acquired Company received any (i) written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Acquired Company with respect to any Taxes due from or with respect to any Acquired Company or any Tax Return filed by or with respect to any Acquired Company. None of the Acquired Companies has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency. The Sellers have made available to the Purchaser true, complete and correct copies of all examination reports and statements of deficiencies assessed against or agreed to by the Acquired Companies in respect of the six (6) preceding tax years of the Acquired Companies.
(d)All Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company have been fully paid or finally settled.
(e)No claim has been made by a Taxing Authority of a jurisdiction where the Acquired Companies have not filed Tax Returns claiming that the Acquired Companies may be subject to taxation by that jurisdiction. None of the Acquired Companies have or have had any (i) place of management, (ii) branch, (iii) office, (iv) place of business, (v) operations or employees, (vi) agent with binding authority or (vii) any other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the jurisdiction in which each Acquired Company is incorporated, continued or organized.

(f)No Acquired Company, (i) is party to or bound by any Tax Sharing Agreement, Tax indemnity obligation or similar contract with respect to Taxes (other than a Contract the primary purpose of which does not relate to Taxes), (ii) has requested, received, or entered into any Tax ruling, loss determination, or advance pricing contract with any Taxing Authority, (iii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law), (iv) has been involved in any transaction purported or intended to qualify for treatment under Section 355 or Section 361 of the Code (or corresponding or similar provision of applicable Tax Law), (v) is liable for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable Tax Law), as a transferee or successor, by contract (other than a Contract the primary purpose of which does not relate to Taxes), by operation of law or otherwise, (vi) has ever been a member of a group of companies that file consolidated, combined, joint, unitary, or similar Tax Returns or (vii) has made an election under Section 965(h) of the Code.
(g)No Acquired Company is required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) improper use of or change in a method of accounting during a Tax period ending on or prior to the Closing Date, (ii) closing agreement (or similar agreement under any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law).
(h)No Acquired Company has consummated or participated in, nor is any Acquired Company currently participating in, any transaction which was or is a “tax shelter” as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder. No Acquired Company has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. applicable Law. The Acquired Companies have disclosed on their Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. applicable Law).
(i)The Acquired Companies (i) have complied in all material respects with applicable Tax Law relating to the payment, reporting and withholding and collection of Taxes, including withholding taxes, (ii) has, within the time and in the manner prescribed by applicable Tax Law, withheld from payments to third parties (including employee wages or consulting compensation) and timely paid over to the proper Taxing Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under applicable Tax Laws, and (iii) has timely filed all withholding Tax Returns, for all periods.
(j)The Acquired Companies have collected all sales, use value-added, goods and services, harmonized sales and other similar indirect Taxes required to be collected, and has remitted such amounts to the appropriate Taxing Authority in compliance with all applicable sales and use Tax Laws (or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents, in each case, in compliance with all applicable Tax Law.
(k)Section 4.14(k) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each of the Acquired Companies as determined under Treasury Regulations Section

301.7701-3. Each Acquired Company has been classified as identified in Section 4.14(k) of the Disclosure Schedule at all times during the 60 month period ending on the Closing Date.
(l)No Acquired Company: (i) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (ii) has made the election provided under Section 897(i) of the Code.
(m)No Acquired Company is or has been (i) a stockholder, directly or indirectly, in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code or otherwise, (iii) a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code, or (iv) subject to (A) the dual consolidated loss provisions of Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (C) the recharacterization provisions of Section 952(c)(2) of the Code. No Acquired Company has participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code
(n)There are no Encumbrances other than Permitted Encumbrances upon any properties or assets of the Acquired Companies arising from any failure or alleged failure to pay any Tax.
(o)Each Acquired Company (i) is in material compliance with all applicable Tax Law relating to escheat and unclaimed property, (ii) has submitted to the appropriate Taxing Authority all amounts required to be paid thereunder, and (iii) has filed all statements, returns, and reports required to be filed thereunder.
(p)The Acquired Companies are duly registered for all Taxes in the nature of goods and services tax, harmonized sales tax, value added taxes, sales taxes and similar taxes for which it is required to be registered.
Section 4.15Employee Benefit Matters.
(a)Section 4.15(a) of the Disclosure Schedule sets forth a true, complete and correct list of all material Company Plans. None of the Acquired Companies has made any plan or commitment to establish, or enter into any additional Company Plan or materially modify any existing Company Plan (except as may be required to comply with applicable Law).
(b)The Acquired Companies have made available to the Purchaser, with respect to each material Company Plan, a true, complete and correct copy of the following, as applicable: (i) the Company Plan document, including all amendments thereto, or if not written, a written description of the material terms thereof, (ii) the trust, insurance policy or other funding Contract, including all amendments thereto, (iii) the most recent summary plan description, together with any summary of material modifications thereto, (iv) the three (3) most recent annual reports with accompanying schedules filed with any Governmental Authority, (v) the three (3) most recent financial statements and actuarial or other valuation reports prepared with respect to such Company Plan, (vi) the most recent determination letter or opinion letter received from the IRS with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code, (vii) all material Contracts relating to such Company Plan, including all service provider agreements, investment management agreements, participation agreements, administrative service agreements and recordkeeping agreements in respect of any Company Plan, and (viii) all material or other non-routine correspondence to or from any Governmental Authority relating to such Company Plan in the last three (3) years.

(c)No Company Plan is, and none of the Acquired Companies or any ERISA Affiliate has ever sponsored, contributed to, been required to contribute to or has or otherwise has had any obligations or incurred any Liability with respect to (i) a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan (within the meaning of Sections 3(37) of ERISA), (iii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a multiple employer plan (within the meaning of Section 413(c) of the Code) or (v) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Non-U.S. Company Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy.
(d)No Company Plan promises or provides, and none of the Acquired Companies has any Liability in respect of, health or welfare benefits to any Person (or their beneficiaries or dependents) following their termination of employment or service, except to the extent required under Section 4980B of the Code or similar applicable Law for which the covered individual pays the full cost of coverage.
(e)Each Company Plan is and at all times has been established, maintained, funded, operated and administered, and each Acquired Company has performed all of its obligations under each Company Plan, in each case, in all material respects in accordance with the terms of such Company Plan and in material compliance with all applicable Laws. No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Company Plan. No breach of fiduciary duty has occurred as a result of or in connection with the administration or investment of the assets of any Company Plan in connection with which any Acquired Company or, to the Knowledge of the Company, a third-party plan fiduciary would reasonably be expected to incur any material Liability. All contributions, premiums and other payments required to be made to any Company Plan by applicable Law and the terms of such Company Plan have been timely made or paid in full or, to the extent unpaid, have been fully reflected in line items on the Interim Balance Sheets.
(f)Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the IRS as to its qualified status, and to the Knowledge of the Company, no event has occurred since the date of such letter that would reasonably be expected to adversely affect the qualification of such Company Plan.
(g)Other than routine claims for benefits submitted by participants or beneficiaries, no claim or Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or the fiduciaries, trustees or assets of any Company Plan, which would reasonably be expected to result in any material Liability of any Acquired Company, and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to any such Liability.
(h)Neither the execution and delivery or performance of this Agreement nor the consummation of the Proposed Transactions (whether alone or in conjunction with any other event, including a termination of employment) will (i) result in any compensatory payment or benefit becoming due or required to be provided to any Employee, Service Provider or former employee or other individual service provider of any Acquired Company, (ii) increase the amount or value of any compensation or benefit due or required to be provided to any such Person under any Company Plan or otherwise; (iii) result in any acceleration of the time of payment or vesting or triggering of any funding of any compensation or benefits payable to any such Person under any Company Plan or otherwise; (iv) result in the forgiveness in whole or in part of any outstanding loans made by any Acquired Company to any such

Person; or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Closing.
(i)Neither the execution and delivery or performance of this Agreement nor the consummation of the Proposed Transactions (whether alone or together with any other event) will result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
(j)No Acquired Company provides, and none of the Acquired Companies has any obligation to provide, any “gross up” or similar payment or reimbursement of Taxes to any individual because of the imposition of any Tax on any compensatory payment to such individual, including under Section 4999 or 409A of the Code. Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance in all material respects with the requirements of Section 409A of the Code and the applicable guidance issued thereunder.
(k)With respect to each Non-U.S. Company Plan, (i) such Non-U.S. Company Plan complies in all material respects in form and operation with all applicable Laws, (ii) if such Non-U.S. Company Plan is intended to qualify for special Tax treatment, such Non-U.S. Company Plan meets all requirements for such treatment, (iii) if required under applicable Law to be funded or book-reserved, such Non-U.S. Company Plan is funded or book reserved, as appropriate, in all material respects to the extent so required by applicable Law and (iv) such Non-U.S. Company Plan does not have any material unfunded benefit obligation.
Section 4.16Employment and Labor Matters.
(a)Section 4.16(a) of the Disclosure Schedule sets forth a true, complete and correct list of all Employees, as of the date hereof, stating such employee’s (i) title or position, (ii) date of hire, (iii) engagement or seniority (if different from date of hire), (iv) legal entity employer, (v) work location (including city, state and country, as applicable), (vi) secondment status and location of secondment (if applicable), (vii) current annual base compensation rate (salary or hourly), (viii) commission, bonus or other incentive-based compensation and benefits, (ix) Fair Labor Standards Act designation (exempt or non-exempt) or similar overtime exemption, if applicable, (x) full or part-time status, (xi) active or leave status (and, if on leave, the nature of the leave and the expected return date), (xii) scheduled or contemplated increases in compensation and benefits, (xiii) scheduled or contemplated promotions, (xiv) work authorization (including visa type and status, if applicable), (xv) accrued but unused sick and vacation leave or paid time off, and (xvi) service credited for purposes of vesting and eligibility to participate under any Company Plan. To the Knowledge of the Company, no director, officer, or Key Employee of any Acquired Company intends to terminate his, her or their employment with such Acquired Company.
(b)Section 4.16(b) of the Disclosure Schedule sets forth a true, complete and correct list of all Service Providers, as of the date hereof, stating such service provider’s (i) name, (ii) legal entity engaging such independent contractor, (iii) date of commencement of services, (iv) anticipated termination date, (v) description of services provided, (vi) material terms of engagement, (vii) if there is a written contract for the work to be performed, (viii) location of work, (ix) rate of pay (such list, the “Service Provider List”).
(c)The Acquired Companies have delivered to the Purchaser a true, complete and correct copy of all written Contracts, and correct and complete summaries of all verbal Contracts, relating to the terms and conditions of employment of Employees and engagement of Service Providers, including any ancillary documents such as, but not limited to, vacation policies, stock option or other equity plans, and bonus or other incentive arrangements. There are no written or verbal Contracts with any Service Provider that is not terminable by any Acquired Company upon providing notice of sixty (60) days or less.
(d)No Acquired Company is, or has been, a party to or bound by any collective bargaining agreement, labor agreement, works council agreement, agreement with any employee representative or other Contract (including, but not limited to, any recognition agreement or arrangement), whether oral or in writing, and whether official, unofficial or existing by reason of custom and practice, and whether or not legally binding, with any labor union, works council, or representative of any employee group, nor is any such Contract being negotiated by such Acquired Company. None of the Employees belongs to any union or other employee representative body or organization for the purpose of collective bargaining, negotiation, information or consultation, and the Acquired Companies do not recognize any such labor union, works council or other employee representatives or organization for the purpose of collective bargaining, negotiation, information or consultation, and no such labor union, works council or other employee representative body or organization has, since January 1, 2019, made any demand (whether formal or informal) or applied for recognition or certification with respect to any current or former employees (or independent contractors), and the Acquired Companies have not done any act which might be construed as recognition of any labor union or works council or for the establishment of any employee representative body or any similar organization. To the Knowledge of the Company, there have not been any union organizing, election or other activities made or threatened at any time since January 1, 2019 by or on behalf of any union, employee representative body or other labor organization or group of employees with respect to any employees of any Acquired Company. There is no labor union, works council, employee representative or other labor organization, which, pursuant to applicable Law or Contract, must be notified, consulted or with which negotiations need to be conducted in connection with the Proposed Transactions.
(e)No Acquired Company has experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage, industrial action or labor dispute (including any action short of strike action), nor to the Knowledge of the Company is any such action threatened or anticipated. To the Knowledge of the Company, there is no unfair labor practice charge, common or related employer application, employee grievance charge, or other charge or complaint outstanding, or threatened against or affecting, any Acquired Company.
(f)Each Acquired Company, has complied in all material respects with all applicable Laws and its own policies, handbooks, work rules or similar documents relating to labor and employment matters, including the classification and compensation of employees, contingent workers and independent contractors, fair employment practices, terms and conditions of employment, data privacy, contractual obligations, equal employment opportunity, nondiscrimination, workplace violence and harassment, disability and accommodation rights, pay equity, leaves of absence, immigration, wages, hours of work and overtime, benefits and pensions, workers’ compensation or workplace safety and insurance (including the federal Occupational Safety and Health Act, any applicable Law concerning health and safety issues related to COVID-19, and any applicable COVID-19 Measures), employee termination (actual or constructive), plants closings and changes in operations, unemployment insurance, the payment of social security and similar Taxes, occupational safety and sick leave (including under any applicable Laws concerning COVID-19-related paid sick leave or other benefits).
(g)To the Knowledge of the Company, there is no Proceeding pending or, to the Knowledge of the Company, threatened against any Acquired Company, relating to the alleged violation by any

Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.
(h)No Acquired Company is, and since January 1, 2019 has been, a party to a settlement agreement with a current or former employee, officer, director or independent contractor that relates primarily to allegations of discrimination, sexual harassment or sexual misconduct. To the Knowledge of the Company, since January 1, 2019, no allegations of discrimination, sexual harassment or sexual misconduct have been made against: (i) any director or officer of any Acquired Company, in his, her or their capacity as a director or officer of any Acquired Company; or (ii) any current or former employee in connection with their employment.
(i)Since January 1, 2019, no Acquired Company has implemented any plant closing or layoff of employees that could give rise to any liabilities under or implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law related to collective dismissals.
(j)Other than as set forth in Section 4.16(j) of the Disclosure Schedule, each Acquired Company has or will have no later than the Closing Date, paid all accrued fees, bonuses, commissions, wages, severance and accrued vacation pay to the Employees and Service Providers due to be paid through the Closing Date. None of the Acquired Companies have any Liabilities for unemployment or social security insurance payments that are past due.
(k)Each Acquired Company has paid, in full, all amounts due and owing under all applicable workers’ compensation, occupational health and safety and other similar Laws in all jurisdictions in which they do business. All current employer contributions, assessments and filings, including, but not limited to, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under the applicable workers’ compensation or workplace safety and insurance legislation and occupational health and safety legislation have been paid by such Acquired Company. No Acquired Company has been subject to any special or penalty assessment or surcharge, including, but not limited to, experience rating surcharges under such legislation, and, to the Knowledge of the Company, there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such legislation or the applicable experience rating plan or program.
(l)Except as required under applicable Law, no Acquired Company has a legal or contractual obligation to make redundancy or severance payments in connection with terminating Employees of the Acquired Companies.
(m)No Acquired Company is involved in negotiations with any Employee or Service Provider to vary the terms and conditions of employment or engagement, nor has it made any outstanding representations, promises, or offers concerning or affecting the terms and conditions of employment or engagement of any Employee or Service Provider, nor is it under any obligation to vary such terms or conditions.
(n)To the Knowledge of the Company, no current or former director, officer, employee or independent contractor is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreements, restrictive covenant or other obligation to any Acquired Company.
Section 4.17Environmental, Health and Safety Matters.
(a)Each Acquired Company is and since January 1, 2019 has been, in compliance in all material respects with all, and not subject to any material Liability under any, Environmental Laws.

Without limiting the generality of the foregoing, each Acquired Company and its Affiliates have obtained and complied in all material respects with all material Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of the business of the Acquired Companies.
(b)No Acquired Company has received any notice, report or other written communication, and no Acquired Company is subject to any pending, or to the Knowledge of the Company, threatened Proceedings by any Governmental Authority or other third party, regarding any actual, alleged or potential violation of or Liability under any Environmental Law relating to the Company, any Leased Real Property, or other property or facility currently or previously owned, operated or used by any Acquired Company.
(c)No Hazardous Material, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Knowledge of the Company, has ever been present at the Leased Real Property in connection with the operation of the business of the Acquired Companies or, to the Knowledge of the Company, as a result of the acts or omissions of any third party. No Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to, or released any Hazardous Material, and, to Knowledge of the Company, there have been no Releases or disposal of Hazardous Material by any third party at, on, or under the Leased Real Property or other property owned, operated or used by any Acquired Company, in each case, in a manner that has given rise to or would reasonably be expected to give rise to a violation of or material Liability under Environmental Laws.
(d)No Acquired Company has, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any material Liability, including any material obligation for corrective or remedial action, of any other Person relating to any Environmental Law.
(e)The Acquired Companies have made available to the Purchaser true, complete and correct copies of all environmental Governmental Authorizations, reports, investigations, audits, and correspondence with any Governmental Authority possessed or initiated by the Company relating to environmental conditions of the Leased Real Property and any other property currently or previously owned, operated or used by any Acquired Company, and its material compliance with Environmental Law.
(f)To the Knowledge of the Company, neither this Agreement, nor the consummation of any of the Proposed Transactions, will result in any obligation for site investigation or cleanup, or Consent or Governmental Authorization of, notice to, or filing or registration with, any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.
Section 4.18Compliance with Laws and Governmental Authorizations.
(a)Without limiting the scope of any other representation in this Agreement, each Acquired Company is in compliance and has complied, in each case, in all material respects, with all, and each Acquired Company has not violated in any material respect any, Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. No Acquired Company has received since January 1, 2019 any written notice, warning letter, or similar communications from a Governmental Authority that (i) alleges a violation of, or asserts a failure to comply with, any applicable Law, Judgment or Governmental Authorization, or (ii)

imposes an obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. There is no pending or, to the Knowledge of the Company, threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against any Acquired Company.
(b)Section 4.18(b) of the Disclosure Schedule sets forth a true, complete and correct list of all Governmental Authorizations held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company all of which are valid and in full force and effect, and have not lapsed, expired, or been cancelled, terminated or withdrawn. The Governmental Authorizations listed in Section 4.18(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary for the lawful operation of the business of the Acquired Companies as currently conducted, and necessary for the lawful ownership and use of any Acquired Company’s properties and assets. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Governmental Authorization is pending, or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, there isn’t any valid basis for any such Proceeding, including the Proposed Transactions. No Acquired Company is in default under or violation in any material respect of and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default under or violation in any material respect of any term, condition or provision of any material Governmental Authorization to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Knowledge of the Company there are no facts or circumstances which could form the basis for any such default or violation.
Section 4.19No Government Contracts or Subcontracts. No Acquired Company is, and at any time since January 1, 2021 has not been, party to any Government Contract or Government Bid. No Acquired Company is, and no Acquired Company has at any time since January 1, 2021 been, subject to or in violation of any requirement imposed by any of the Procurement Laws.
Section 4.20Legal Proceedings. Section 4.20 of the Disclosure Schedule sets forth a true, complete and correct list of (a) all material Judgments to which any Acquired Company, or any of the properties or assets owned or used by any Acquired Company, is or has since January 1, 2021, been subject and (b) all pending Proceedings (i) by or against any Acquired Company, (ii) to the Knowledge of the Company, by or against any of the directors or officers of any Acquired Company in their capacities as such or (iii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Proposed Transactions. To the Knowledge of the Company, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Acquired Companies have made available to the Purchaser true, complete and correct copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings will not, individually or in the aggregate, be material to any Acquired Company.
Section 4.21Material Customers and Material Suppliers.
(a)Section 4.21(a) of the Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest customers of the Acquired Companies during the 12-month period ended on June 30, 2025 (determined on the basis of the total dollar amount of net revenues) (each, a “Material Customer”) showing the dollar amount of net revenues from each such Material Customer during each such period. No Acquired Company has received any written notice or, to the Knowledge of the Company, has any reason to believe that any Material Customer (i) has ceased, or will cease, to use the products, goods or services of any Acquired Company, (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of any Acquired Company, (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of any Acquired Company, including in the case of the preceding clauses (i)-(iii) after the consummation of the Proposed Transactions, or (iv) has otherwise threatened to take any action described in the preceding clauses (i)-(iii) as a result of the consummation of the Proposed Transactions. No customer of the Acquired Companies has any right to any credit or refund for products or goods sold or services rendered or to be rendered by any Acquired Company pursuant to any Contract with or practice of any Acquired Company, other than pursuant to its normal course return policy.
(b)Section 4.21(b) of the Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest suppliers to the Acquired Companies during the 12-month period ended on June 30,2025(determined on the basis of the total dollar volume of purchases during such periods) (each, a “Material Supplier”) showing the dollar amount of the purchases from each such Material Supplier during such period. No Acquired Company has received any written notice or, to the Knowledge of the Company, has any reasonable reason to believe that, as a result of the consummation of the Proposed Transactions or otherwise, there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods and services to the Purchaser, any Acquired Company at any time after the Closing on terms and conditions similar to those used in its current sales to any Acquired Company, subject to general and customary price increases.
Section 4.22Insurance. Section 4.22 of the Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of all certificates of insurance, binders for insurance policies and insurance maintained by any Acquired Company (the “Company Insurance Policies”). The Company Insurance Policies are valid, binding and enforceable, all premiums due and payable thereunder have been paid, and each Acquired Company is otherwise in compliance in all material respects with the terms thereof. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any Company Insurance Policy. No material claims have been asserted by any Acquired Company (including with respect to insurance obtained but not currently maintained). No Acquired Company has failed to give in a timely manner any notice of any claim that may be insured under any Company Insurance Policy and there are no outstanding claims which have been denied or disputed by the insurer. The Acquired Companies maintain in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure each Acquired Company against insurable losses, damages, claims and risks to or in connection with or relating to its respective business, properties, assets and operations. No Acquired Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.
Section 4.23Related Party Transactions.
(a)Section 4.23(a) of the Disclosure Schedule sets forth a true, complete and correct list of all Contracts, transfers of assets or Liabilities or other commitments or transactions relating to the business, whether or not entered into in the ordinary course of business, to or by which any Acquired Company, on the one hand, and any Affiliate of any Acquired Company on the other hand, is or has been a party or otherwise bound. Each Contract, transfer of assets or Liabilities or other commitment or transaction required to be set forth in Section 4.23(a) of the Disclosure Schedule was on terms and conditions as favorable to the business of the Acquired Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.
(b)No Seller nor any director, officer or employee of any Acquired Company, or Affiliate of a Seller, (i) owns or since January 1, 2021 has owned, directly or indirectly, and whether on an individual,

joint or other basis, any interest in (A) except as set forth in Section 4.23 of the Disclosure Schedule, any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Acquired Companies, (B) any Person that has had business dealings or a financial interest in any transaction with any Acquired Company, or (C) any Person that is a supplier, customer or competitor of any Acquired Company except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since January 1, 2021, business dealings or a financial interest in any transaction with any Acquired Company, other than, in the case of employees of any Acquired Company, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business, or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any Acquired Company.
Section 4.24Personal Data; Data Security; Information Technology.
(a)Each Acquired Company has materially complied and is in material compliance with, and caused its operations and activities to be in material compliance with all (i) Privacy Policies, (ii) all applicable Laws governing the collection, processing, storage, retention, use and destruction of Personal Data (“Processing”) or the security or integrity of Personal Data (“Data Privacy and Security Laws”) and (iii) any and all requirements with respect to Processing of Personal Data under Contracts to which any of the Acquired Companies is a party or which otherwise bind any of the Acquired Companies (collectively, “Data Security Requirements”). Each Acquired Company has obtained all Consents of Governmental Authorities or other Governmental Authorizations that are required by Data Security Requirements and all Consents from each Person that is the subject of the Personal Data (including in each case any required notices to such Persons) that are required by Data Security Requirements. The execution, delivery and performance of this Agreement, including the transfer of data or databases or the change of data controller and data processor related thereto: (A) complies with Data Security Requirements; and (B) will not prohibit the Purchaser from receiving, storing, transmitting or using Personal Data in the manner in which any Acquired Company received, stored, transmitted and used such Personal Data prior to the Closing. In connection with each subprocessing or similar arrangement with a third party involving Personal Data acquired by each Acquired Company from any third party, each Acquired Company has contractually obligated any such third party to: (1) comply with Data Security Requirements; (2) take commercially reasonable steps to protect and secure Personal Data from unauthorized disclosure or use; (3) restrict use of Personal Data to those authorized or required under the subprocessing or similar arrangement; and (4) certify or guarantee the return or destruction of Personal Data and comply with all other applicable requirements resulting from Data Security Requirements. The Acquired Companies do not provide subprocessing or similar services to any third parties.
(b)There have been no material breaches, violations, loss, theft, failures, malfunctions, outages, interruptions of, unauthorized access to, modification, disclosure, destructions, or other misuse of any Personal Data, or otherwise had any data breach or security incident (as defined by Data Privacy and Security Laws). There have been no complaints, claims, warnings, actions, or requests for information made or concerns raised by any Person (including any Governmental Authority) in respect of any Acquired Company’s handling of Personal Data, Processing or data security practices, or relating to any data breach or security incident.
(c)The IT Systems used in the operation of the businesses of the Acquired Companies are (i) adequate in all material respects for their intended use and for the operation of the businesses of the Acquired Companies as presently conducted and as currently proposed to be conducted, (ii) in good material working condition (normal wear and tear excepted), (iii) maintained and supported in accordance with commercially reasonable practice, and (iv) do not contain any bugs, errors or problems of a nature that have materially disrupted their operation or have had a material adverse impact on the operation of such IT Systems. There has not been any material failure with respect to any of the IT Systems and equipment (including Software, hardware, firmware, networks, and websites that support such IT Systems and equipment). The Acquired Companies have implemented commercially reasonable security, business continuity, and disaster recovery plans and arrangements that are tested on a periodic basis, including taking and storing back-up copies (both on- and off-site) of the IT Systems and follow appropriate procedures designed to prevent the introduction of Harmful Code and unauthorized access.
Section 4.25Corruption and Trade Regulation.
(a)Neither the Sellers, any Acquired Company nor any of their respective Affiliates, or to the Knowledge of the Company, any of their respective Representatives (nor any Person acting on behalf of any of the foregoing) have at any time since January 1, 2017 directly, or indirectly through a third-party intermediary, in connection with the conduct of any activity of any Acquired Company, corruptly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, employment, donation, grant or other thing of value, however characterized) to any Government Official or any other Person at the suggestion, request, direction or for the benefit of a Government Official, in each case intending to improperly obtain or retain business, or an advantage in the conduct of business, for any Acquired Company or the Sellers.
(b)Neither the Sellers, any Acquired Company nor any of their respective Affiliates, or to the Knowledge of the Company, any of their respective Representatives (nor any Person acting on behalf of any of the foregoing) has at any time since January 1, 2017, taken any corrupt action with respect to any Person, intending to improperly obtain or retain business, or an advantage in the conduct of business, for any Acquired Company that would have breached Section 4.24(c) if that person were a Government Official.
(c)To the Knowledge of the Company, neither the Sellers nor any Acquired Company nor any of their respective Affiliates or Representatives has violated or is in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); (ii) the U.K. Bribery Act of 2010; (iii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997; and (iv) any other applicable Law of similar purpose and scope in any jurisdiction, including books and records offenses relating directly or indirectly to a bribe (together, the “Anti-Corruption Laws”).
(d)At all times since January 1, 2017, each transaction of the Acquired Companies has been properly and accurately recorded in reasonable detail on the books and records of the Acquired Companies and each document on which entries in the Acquired Companies’ books and records are based (including purchase orders, customer or company invoices and service agreements and related financial records) is true, complete and correct in all respects.
(e)No Acquired Company has, nor have any of its Affiliates or Representatives, since January 1, 2017, conducted an internal review or investigation related to potential or alleged violations of Anti-Corruption Laws or made any voluntary disclosure to any Governmental Authority or other Person with respect to a possible violation of Anti-Corruption Laws.
(f)Except as set forth in Section 4.25(f) of the Disclosure Schedule, neither any Acquired Company nor any of their respective Affiliates or Representatives, have, since January 1, 2017: (i) conducted an internal review or investigation related to potential or alleged violations of Anti-Corruption Laws, (ii) made any voluntary disclosure to any Governmental Authority or other Person with respect to a possible violation of the Anti-Corruption Laws, or (iii) been subject to any government prosecution, enforcement, investigation, subpoena or other inquiry related to potential non-compliance with the Anti-Corruption Laws.
(g)At all times since January 1, 2017, each Acquired Company has maintained a system of internal controls designed to reasonably ensure compliance with the Anti-Corruption Laws.
(h)None of the assets, contracts, licenses, permits or authorizations held by any Acquired Company has been procured in violation of the Anti-Corruption Laws.
(i)Any and all Consents, licenses, or permissions sought or obtained by any Acquired Company or the Sellers in anticipation of or in connection with this Agreement or its subject matter have not been procured in violation of the Anti-Corruption Laws.
(j)No Employee has been convicted of or pleaded guilty to an offense involving Fraud or a violation of any of the Anti-Corruption Laws, nor has any Employee been listed by any Governmental Authority as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government procurement programs.
(k)Neither the Sellers nor any Acquired Company, nor to the Knowledge of the Company any of their respective Affiliates or Representatives or any Immediate Family Members of the foregoing involved in the business of the Acquired Companies are presently (or has been within the last year) a Governmental Authority in a position to influence this Agreement or the Proposed Transactions.
(l)Neither the Sellers, nor any Acquired Company or any Person acting on behalf of any of the foregoing, have, directly, or indirectly through a third-party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in, or cooperation with, a foreign boycott that is not sanctioned by the United States, including the Arab League boycott of Israel.
(m)Except as set forth in Section 4.25(m) of the Disclosure Schedule, during the last five (5) years, or for Trade Compliance Laws authorized under the US International Emergency Economic Powers Act or US Trading with the Enemy Act, since April 24, 2019, all exports, re-exports, imports, sales or transfers of any items (i.e., commodities, technologies, or software) by any Acquired Company have been effected in accordance with applicable Trade Compliance Laws. Except as set forth in Section 4.25(m) of the Disclosure Schedule, the Acquired Company does not have export control licenses, permits, authorizations and approvals for export, re-exports, imports, sales, transfers, and other transactions, and neither the Sellers nor any Acquired Company nor any of their respective Affiliates, Representatives, nor any Person acting on behalf of any of the foregoing have knowledge of any facts or circumstances which (with or without the receipt of notice) may constitute or result in a violation by any Acquired Company of any Trade Compliance Laws.
(n) Except as set forth in Section 4.25(m) of the Disclosure Schedule, neither the Sellers nor any Acquired Company nor to the Knowledge of the Company, any of their respective Affiliates, Representatives, nor any Person acting on behalf of the foregoing, has at any time since during the last five (5) years, or for Trade Compliance Laws authorized under the US International Emergency Economic Powers Act or US Trading with the Enemy Act, since April 24, 2019, engaged in any transactions or other business, including but not limited to the sale, purchase, import, export, re-export or transfer of any items (e.g., commodities, technologies, or software) or services, either directly or indirectly, to or from (i) Sanctioned Countries, or (ii) Sanctioned Parties in violation of any applicable Trade Compliance Laws. Neither the Sellers nor the Company, nor any of their respective Affiliates, Representatives, nor any Person acting on behalf of the foregoing are Sanctioned Parties. During the last five (5) years, or for Trade Compliance Laws authorized under the US International Emergency Economic Powers Act or US Trading with the Enemy Act, since April 24, 2019, neither the Sellers nor the Acquired Companies, nor to the Knowledge of the Company, any of their respective Affiliates, Representatives, nor any Person acting on behalf of the foregoing have been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Countries or who is a Sanctioned Party in violation of any applicable Trade Compliance Laws.
(o)Except as set forth in Section 4.25(m) of the Disclosure Schedule, since January 1, 2017, (i) no Acquired Company has conducted or initiated any internal review or investigation or made any voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Trade Compliance Laws, Anti-Corruption Laws or any other applicable Laws and (ii) no Governmental Authority has initiated, or threatened to initiate, a Proceeding against any Acquired Company, the Sellers or any of their respective Affiliates or Representatives asserting that any Acquired Company, the Sellers, or any of their Affiliates are not in compliance with any Trade Compliance Laws or the FCPA or any other applicable Law of similar effect.
Section 4.26Restrictions on Business Activities.
(a)There is no Contract (non-competition or otherwise) or Judgment to which any Acquired Company is a party or otherwise binding upon any Acquired Company, or of the properties, rights or assets of any Acquired Company, which has or may reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of any Acquired Company, (ii) any acquisition of property (tangible or intangible) by any Acquired Company, (iii) the conduct of business by any Acquired Company, or (iv) otherwise limiting the freedom of any Acquired Company to engage in any line of business or to compete with any Person.
(b)Without limiting the generality of the foregoing, no Acquired Company has entered into any Contract under which any Acquired Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products (including the Company Products and Company Technology) or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
Section 4.27Product Liability. There are no defects in design, construction or manufacture of any products (including the Company Products) designed or manufactured by the Acquired Companies which would materially adversely affect performance or create an unusual risk of injury to persons or property. For the past five (5) years, none of the products (including the Company Products) has been the subject of any replacement, field fix or retrofit, modification or recall campaign by the Acquired Companies and, to the Knowledge of the Company, no facts or conditions related to any product exist which could reasonably be expected to result in such a campaign or material Liability for returns or other product liability claims.
Section 4.28Brokers and Finders.
Except as set forth in Section 4.28 of the Disclosure Schedule, neither the Sellers nor any Acquired Company, nor any Person acting on behalf of any of the foregoing, have incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with this Agreement or any of the Proposed Transactions.

Section 4.29Solvency. The Acquired Companies are not bankrupt or insolvent and have not proposed a voluntary arrangement or made or proposed any arrangement or composition with the Acquired Companies’ creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented, and in each case, that would adversely affect the power or authority of the Company to execute, deliver or perform the Proposed Transactions. The consummation of the Proposed Transactions shall not constitute a fraudulent transfer by the Acquired Companies under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of the Acquired Companies.
Section 4.30CIFIUS. The Acquired Companies do not engage in any activities utilizing or involving semiconductors and microelectronics, quantum information technologies or artificial intelligence that are listed in 31 CFR §850.217 (notifiable transactions) or 31 CFR §850.224 (prohibited transactions).
Section 4.31No Other Representations and Warranties. Except for the representations and warranties explicitly contained in ARTICLE 3 and this ARTICLE 4 (including the related portions of the Disclosure Schedules), neither the Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to the Purchaser and its Representatives (including any information, documents or material made available to the Purchaser in the Acquired Companies’ data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law.
Section 4.32 Sellers’ Investigation and Non- Reliance. Each Seller has on its own and through its Representatives conducted its own investigation, due diligence, review and analysis regarding the Purchaser and the transactions contemplated by this Agreement and the Ancillary Agreements. The Sellers and their Representatives have been provided with access to the Representatives and all other information (including the information necessary to determine whether to enter into this Agreement) that they have requested in connection with their investigation of the Purchaser and the transactions contemplated by this Agreement and the Ancillary Agreements. The Sellers are not relying, have not relied, and disclaim all reliance upon any statement, representation, or warranty (whether oral, written, express, or implied) made by the Purchaser or any of its Affiliates or Representatives of any kind whatsoever, except as expressly set forth in ARTICLE 5 or any certificate required to be delivered by or on behalf of the Acquired Companies pursuant to this Agreement at or prior to the Closing. Neither the Purchaser nor any of its Affiliates or Representatives shall have any liability to the Sellers, the Acquired Companies or any of their Affiliates or Representatives resulting from the use of any information, documents, or materials made available to the Sellers (or its Representatives), whether orally or in writing, in any confidential information memoranda, “data rooms,” “virtual data rooms,” management presentations, due diligence (whether or not received from the stockholders of the Company, the Company or any of their Affiliates or Representatives) in any form (including via discussion, presentation or public disclosure) in expectation of the transactions contemplated by this Agreement other than as set forth in ARTICLE 5. Neither the Purchaser nor any of its Affiliates or Representatives are making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Purchaser. The Sellers acknowledge and agree that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that each Seller takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts. The Sellers acknowledge and agree that, should the Closing occur, the Sellers are acquiring the capital stock of the Purchaser without any representation or warranty as to the merchantability or fitness for any particular purpose of the Purchaser or their respective assets, the nature or extent of any liabilities or Indebtedness, the prospects of the business of the Purchaser, or the effectiveness or the success of any business operations and on an “as is” and “where is” basis, except (a) as expressly set forth in ARTICLE 5 or any certificate required to be delivered by or on behalf of the Purchaser pursuant to this Agreement at or prior to the Closing or (b) in the case of Fraud in connection with the representations and warranties under this Agreement. The provisions of this Section 4.32, together with the limitations on liability provided in ARTICLE 10, were specifically bargained-for between the Purchaser and the Sellers in arriving at the consideration to be paid under this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as disclosed in the Purchaser SEC Documents filed prior to the date of this Agreement but without giving effect to any amendment to any such document filed after the date of this Agreement (and excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Purchaser represents and warrants to the Sellers that as of the date of this Agreement and as of the Closing Date the statements set forth in this ARTICLE 5 are true, complete and correct.
Section 5.1Organization and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.
Section 5.2Authority and Enforceability.
(a)The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the Proposed Transactions have been duly authorized by all necessary action on the part the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party and which is to be executed in connection with Closing. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.
(b)The Consideration Shares, when issued and delivered by the Purchaser pursuant to this Agreement, will be duly and validly authorized and issued and fully paid and will not be subject to any call for the payment of further capital and are free of all Encumbrances, equities and other third-party rights or claims, and the Consideration Shares will rank pari passu in all respects with the other Purchaser Common Stock as at the date of the issue of the Consideration Shares.
Section 5.3No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement by the Purchaser to which it is a party, nor the consummation of the Proposed Transactions, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the

Organizational Documents of the Purchaser or any resolutions adopted by its stockholders or board of directors, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject, or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets, or (b) require the Purchaser to obtain any Consent (other than the approval by the Purchaser’s stockholders) or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of each of the Purchaser to consummate the Proposed Transactions.
Section 5.4Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Proposed Transactions.
Section 5.5SEC Filings and Financial Statements. The Purchaser has filed with the SEC in a timely manner all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it under the Exchange Act or the Securities Act since May 8, 2024 (all such documents, collectively, the “Purchaser SEC Documents”). The Purchaser SEC Documents, at the time of their respective filing dates, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. All of the audited financial statements and unaudited interim financial statements of the Purchaser included in the Purchaser SEC Documents, at the time filed, (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and (ii) fairly presented in all material respects the consolidated financial position and consolidated results of operations of the Purchaser taken as a whole as of the dates and for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
Section 5.6The Purchaser’s Investigation and Non-Reliance. The Purchaser has on its own and through its Representatives conducted its own investigation, due diligence, review and analysis regarding the Acquired Companies and the transactions contemplated by this Agreement and the Ancillary Agreements. The Purchaser and its Representatives have been provided with access to the Representatives, properties, offices, facilities, and books and records of the Acquired Companies and its and all other information (including the information necessary to determine whether to enter into this Agreement) that they have requested in connection with their investigation of the Acquired Companies and the transactions contemplated by this Agreement and the Ancillary Agreements. The Purchaser is not relying, has not relied, and disclaims all reliance upon any statement, representation, or warranty (whether oral, written, express, or implied) made by the Sellers, the Acquired Companies, or any of their Affiliates or Representatives of any kind whatsoever, except as expressly set forth in ARTICLE 3, ARTICLE 4 and the Disclosure Schedules or any certificate required to be delivered by or on behalf of the Acquired Companies pursuant to this Agreement at or prior to the Closing. Neither the Sellers and the Acquired Companies nor any of their Affiliates or Representatives shall have any liability to the Purchaser or any of its Affiliates or Representatives resulting from the use of any information, documents, or materials made available to the Purchaser (or its Representatives), whether orally or in writing, in any confidential information memoranda, “data rooms,” “virtual data rooms,” management presentations, due diligence (whether or not received from the stockholders of the Company, the Company or any of their Affiliates or

Representatives) in any form (including via discussion or presentation) in expectation of the transactions contemplated by this Agreement other than as set forth in ARTICLE 3 and this ARTICLE 4. None of the Sellers, the Acquired Companies nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Acquired Companies. The Purchaser acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that the Purchaser takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts. The Purchaser acknowledges and agrees that, should the Closing occur, the Purchaser is acquiring the capital stock of the Acquired Companies without any representation or warranty as to the merchantability or fitness for any particular purpose of the Acquired Companies’ or their respective assets, the nature or extent of any liabilities or Indebtedness, the prospects of the business of the Acquired Companies, or the effectiveness or the success of any business operations and on an “as is” and “where is” basis, except (a) as expressly set forth in ARTICLE 3, ARTICLE 4, the Disclosure Schedules or any certificate required to be delivered by or on behalf of the Company or any Seller pursuant to this Agreement at or prior to the Closing, or (b) in the case of Fraud in connection with the representations and warranties under this Agreement. The provisions of this Section 5.6, together with the limitations on liability provided in ARTICLE 10, were specifically bargained-for between the Purchaser and the Sellers in arriving at the consideration to be paid under this Agreement.
Section 5.7Exclusivity of Representations. The representations and warranties made by the Purchaser in this ARTICLE 5 are the exclusive representations and warranties made by the Purchaser.
ARTICLE 6
COVENANTS
Section 6.1Access and Investigation. During the period from the date of this Agreement until the Closing, consistent with all applicable Laws, and upon reasonable advance notice from the Purchaser, the Company will, and will cause any other Acquired Company to, allow the Purchaser and its Representatives access during normal business hours to the Acquired Companies’ properties for the purpose of performing environmental site assessments and other investigations that are material for the Purchaser to maintain the value (including possible Liabilities) of the Acquired Companies, and furnish the Purchaser with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Acquired Companies as the Purchaser may reasonably request to address such assessments and investigations. In addition, until the Closing, the Acquired Companies will cause their accountants to cooperate with the Purchaser and its Representatives in making available the financial information of the Acquired Companies as reasonably requested. Until the Closing, the Acquired Companies will allow the Purchaser and its Representatives access to those Employees and Service Providers of the Acquired Companies to whom the Purchaser may wish to extend offers of employment or engagement before the Closing Date conditioned upon the consummation of the Proposed Transactions. Until the Closing, the Sellers and the Company will fully cooperate with the Purchaser in its efforts to interview the Material Customers and Material Suppliers of the Acquired Companies designated by the Purchaser in writing, including arranging meetings between the Purchaser and all such Material Customers and Material

Suppliers. The Purchaser, the Sellers and the Company shall use commercially reasonable efforts to agree upon the timing of and a process by which such meetings will take place.
Section 6.2Operation of the Business.
(a)Affirmative Covenants. During the period from the date of this Agreement until the Closing, except as expressly consented to by the Purchaser in writing and consistent with all Laws, each Acquired Company will, and will cause any other Acquired Company to:
(i)conduct its business only in the ordinary course of business and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it;
(ii)pay its accounts payable and other obligations when they become due and payable in the ordinary course of business;
(iii)maintain its cash management practices and its policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with past custom and practice; provided, that the Acquired Companies will use commercially reasonable efforts to collect accounts receivable from active and inactive customers in the ordinary course of business;
(iv)perform, in all material respects, all of its obligations under all Contracts to which it is a party, by which it or any of its properties, rights or assets is bound or affected or pursuant to which it is an obligor or beneficiary, and comply in all material respects with all Laws, Judgments and Governmental Authorizations applicable to it or its business, properties, rights or assets;
(v)maintain the Leased Real Property and all of its other properties and assets in a state of repair and condition that complies with all applicable Laws in all material respects and is consistent with the requirements and normal conduct of its business;
(vi)maintain, perfect, preserve, renew or protect Company Registered IP;
(vii)continue in full force and effect the Company Insurance Policies;
(viii)maintain its books and records consistent with its past custom and practice; and
(ix)confer with the Purchaser concerning operational matters of a material nature and otherwise report periodically to the Purchaser concerning the status of its business, operations and finances.
(b)Negative Covenants. During the period from the date of this Agreement until the Closing, except as expressly consented to by the Purchaser in writing and consistent with all Laws or as expressly set forth in this Agreement, each Acquired Company will not, and will not cause or permit any other Acquired Company to:
(i)cause, propose or permit any amendments to the Organizational Documents of the Acquired Companies;

(ii)merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(iii)declare, set aside or pay any dividend or distribution (whether in cash, securities or other property) in respect of its equity interests or any of its other securities;
(iv)split, combine or reclassify any of the equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity interests or any of the other securities, of the Acquired Companies;
(v)purchase, redeem or otherwise acquire any equity interests or any other of securities of the Acquired Companies or any options, warrants or other rights to acquire any such shares or securities;
(vi)make any loans or advances (other than routine expense advances to employees) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness for borrowed money;
(vii)enter into, assume, become subject to, amend, terminate (except for a termination resulting from the expiration of a Material Contract in accordance with its terms) or waive any rights under any Material Contract, or Governmental Authorization applicable to the Acquired Companies or their business, properties or assets;
(viii)amend, modify, supplement or terminate the Liou Share Purchase Agreements;
(ix)enter into, assume or become subject to any Contract that, if entered into prior to the date of this Agreement, would be required to be listed in Section 4.13(a) of the Disclosure Schedule, other than (A) any Contract in the ordinary course of business and (B) any Contract for the purchase of raw materials and supplies in the ordinary course of business that has an aggregate future Liability to the Acquired Companies of not more than $50,000 not to exceed $200,000 for all such Contracts;
(x)act or omit to act in a manner that would impair or otherwise adversely affect its business, properties, assets or Liabilities, including placing or allowing the creation of any Encumbrance (other than a Permitted Encumbrance) on such business, properties, assets or Liabilities;
(xi)acquire (A) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any equity interests of, or by any other manner, any business or Person or (B) any assets that are material to the Acquired Companies individually or in the aggregate, except purchases of inventory, raw materials and software in the ordinary course of business;
(xii)except as required by applicable Law or by the terms of any Company Plan as in effect as of the date of this Agreement (A) grant (or commit to grant) any increase in the compensation payable or benefits provided to any Employee, Service Provider or former employee or former individual service provider of any Acquired Company, (B) grant (or commit to grant) any severance, retention, change in control or termination payments or benefits (or provide for any increase thereof) to, or pay, loan or advance any amount to, any such Person, (C) grant (or commit to grant) any equity or equity-based awards to any such Person, (D) establish, adopt, enter into, terminate or amend or otherwise modify benefits under any Company Plan (or any plan, policy, program, practice, Contract or arrangement that would be a Company Plan if in effect on the date of this Agreement), (E) take any action to accelerate the vesting or timing of payment (or commit to accelerate the vesting or timing of payment) or fund or in any other way secure the payment of any compensation or benefit provided pursuant to any Company Plan or

(F) change any actuarial assumption used to calculate funding obligations with respect to any Company Plan;
(xiii)serve notice of termination or terminate the services of any Key Employee or enter into any new employment arrangements or independent contractor agreements other than those consistent with the business plans discussed with the Purchaser with annual compensation or fees of $25,000 or less, or take any action that is reasonably likely to give rise to a claim of constructive termination or dismissal;
(xiv)implement any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law related to collective dismissals;
(xv)waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer, manager or director of any Acquired Company;
(xvi)change accounting principles, methods or practices or investment practices;
(xvii)accelerate or delay the payment of accounts payable or other Liabilities, or accelerate or delay the invoicing or in the collection of notes or accounts receivable, and all accounts payable and other Indebtedness of the Acquired Companies which has become due has been settled within the applicable period of credit;
(xviii)make, change or revoke any Tax election or otherwise change the Tax classification of each Acquired Company, change any Tax annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle, compromise, concede or abandon any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, fail to pay any Tax as it becomes due, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax other than in the ordinary course of business;
(xix)sell, transfer, assign, dispose of, license or sublicense, abandon, cancel, or let lapse or expire, or cause to be subject to an Encumbrance (other than a Permitted Encumbrance) of any rights under or with respect to any Owned Intellectual Property other than licenses to customers in the ordinary course of business;
(xx)publish any new Privacy Policy of any of the Acquired Companies or materially amend same;
(xxi)make any material changes to any IT System used by any of the Acquired Companies;
(xxii) transfer to or encumber any assets, or assumed, indemnified or incurred any Liabilities for the benefit of a Seller or any of its Affiliates;
(xxiii)(A) commence a Proceeding other than (1) for the routine collection of bills, (2) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided, that the Company consults with the Purchaser prior to the filing of such a suit) or (3) for a breach of this Agreement or any Ancillary Agreement or (B) settle or agree to settle any pending or threatened lawsuit or other dispute;

(xxiv)otherwise take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in ARTICLE 3 or ARTICLE 4; or
(xxv)agree, whether in writing or otherwise, to do any of the foregoing.
Section 6.3Consents and Filings. The Sellers and the Company will, and will cause the Acquired Companies to, and the Purchaser will, and will cause each of its Affiliates to, use its commercially reasonable efforts (a) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Proposed Transactions and (b) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the Proposed Transactions, including those listed in Section 4.3(b) of the Disclosure Schedule and Schedule IV.
Section 6.4Notification. During the period from the date of this Agreement until the Closing, the Company will give prompt notice to the Purchaser of (a) any failure to comply with or satisfy in any material respect any covenant to be complied with or satisfied by the Sellers or the Acquired Companies under this Agreement, (b) the failure of any condition precedent to the Purchaser’s obligations under this Agreement, including any effect, event, occurrence, circumstance or change that, to the Knowledge of the Company, would constitute a breach of any representation or warranty contained in this Agreement that would reasonably be expected to cause any condition precedent not to be satisfied, (c) any change or event having a Material Adverse Effect, (d) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the Proposed Transactions, (e) any material default under any Material Contract, and (f) any notice or other communication from any Governmental Authority in connection with the consummation of the Proposed Transactions. No notification pursuant to this Section 6.4 will be deemed to amend or supplement the Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to ARTICLE 8 or ARTICLE 10.
Section 6.5No Negotiation. Until the Closing, the Sellers will not, and will cause the Acquired Companies and its and their respective Affiliates, equityholders and Representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract; or (e) propose, whether publicly or to any manager, director or equityholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations, in each case relating to any business combination transaction involving any Acquired Company, or any other transaction to acquire all or any material part of the business, properties or assets of any Acquired Company or any amount of the equity interests of any Acquired Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, purchase of limited liability company membership interests, tender offer, lease, license or otherwise, other than with the Purchaser. The Sellers will immediately cease and cause to be terminated (and will cause any of its Affiliates and Representatives to cease and cause to be terminated) any such negotiations, discussions or other communication, or Contracts (other than with the

Purchaser) with respect to the foregoing and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If any Acquired Company, any Seller or any of their respective Affiliates, equityholders or Representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 6.5, such Seller, as applicable, will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer, proposal or request and the material terms of such offer, proposal or request, as the case may be, and such other information related thereto as the Purchaser may reasonably request. For the avoidance of doubt, the taking of any action prohibited by this Section 6.5 by any Affiliate, equityholder or Representative of the Sellers or any Acquired Company shall be deemed to be a breach of this Section 6.5 by the Sellers.
Section 6.6Confidentiality.
(a)The parties agree to continue to abide by that certain Mutual Non-Disclosure Agreement, dated as of May 8, 2024, by and between Mixel Inc., a California corporation, and the Purchaser (the “Confidentiality Agreement”) and the Sellers agree to be bound thereby as if they had been party to the Confidentiality Agreement. Beginning on the date of this Agreement, neither the Sellers nor any of the Sellers’ respective Affiliates will waive any right under any other nondisclosure agreement previously entered into by the Sellers or any of the Sellers’ Affiliates and any other Person with respect to the evaluation of the sale of the Company without the prior written consent of the Purchaser.
(b)From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to all Confidential Information. From and after the Closing, the Sellers will, and will cause each of its Affiliates and its and their respective Representatives and equityholders (“Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information. Except as contemplated by Section 6.7, neither the Purchaser nor any Seller will, and the Purchaser and each Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the Proposed Transactions. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the Proposed Transactions, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 6.6(c). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 6.6(b) and will be responsible for any breach or violation of such obligations by its Restricted Persons.
(c)If a party or any of its respective Restricted Persons become legally compelled or required under applicable stock exchange regulations to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

(d)To the extent that any Seller has not done so prior to the Closing, the each Seller will (and will cause each of its Affiliates (other than any Acquired Company)), immediately following the Closing, surrender to any Acquired Company or the Purchaser all notes, data, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, financial reports and all other tangible embodiments of Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of any Acquired Company or the Purchaser, as applicable.
(e)Effective upon the Closing, the Sellers hereby assign to the Purchaser all of their rights under each confidentiality agreement (other than the Confidentiality Agreement) to which any of the Sellers is a party and which pertain to the business or operations of any Acquired Company. Each Seller, upon the request of the Purchaser from time to time, will use its commercially reasonable efforts to assist the Purchaser in enforcing the provisions of any such confidentiality agreement and will cause each of the Sellers’ Affiliates (other than any Acquired Company) to similarly assign such rights (all for no additional consideration).
Section 6.7Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Proposed Transactions will be issued at such time and in such manner as the Purchaser and the Company (or, after the Closing Date, the Seller Representative) mutually agree; provided, that where a public announcement by the Purchaser is required by Law or the rules and regulations of Nasdaq Global Select Market or any other applicable stock exchange, the Purchaser will have the right to timely make such announcement without the agreement of the Company or the Seller Representative. The Purchaser and the Company will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Company will be informed of the Proposed Transactions.
Section 6.8Resignation of Officers and Directors. At the written request of the Purchaser (which request will be delivered at least three (3) Business Days prior to the Closing), the Sellers will cause any officer and/or member of the boards of directors (or equivalent governing body) of any Acquired Company to tender his/her resignation from such position effective immediately prior to the Closing, and in the event any such individual does not tender his/her resignation, the Acquired Companies will take such actions necessary to remove such individuals from such positions effective as of the Closing.
Section 6.9Post-Closing Cooperation. For the longer of the period required by applicable Law or six (6) years following the Closing Date, each of the Purchaser and the Seller Representative will (a) retain books and records relating to any Acquired Company in their possession with respect to periods prior to the Closing, and (b) afford the other party and its Representatives, during normal business hours of the requested party and at the requesting party’s expense, reasonable access to the books and records relating to Company in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party.
Section 6.10Further Assurances. Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon request to each other such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (c) to do, or cause to be done, such other acts and things, all as the requesting party may reasonably request for the purpose of carrying out the intent of this Agreement and the Proposed Transactions.
Section 6.11Release.
(a)Effective as of the Closing, each Seller, on such Seller’s own behalf and on behalf of its past and present agents, representatives, attorneys and other professionals, Affiliates, heirs, beneficiaries, executors, trustees, administrators, employees, officers, directors, managers, controlling Persons, shareholders, members, partners, Subsidiaries, successors, assigns and all other Persons that have or could potentially derive rights through it (collectively, the “Related Parties”), will be deemed to have irrevocably and unconditionally released, waived, acquitted, remised and forever discharged the Purchaser and any Acquired Company, each of their respective Subsidiaries, divisions, Affiliates, predecessors, successors, assigns, controlling Persons, shareholders, members, partners, directors, officers, attorneys and other professionals, principals, trustees, employees, representatives, agents, heirs, executors and administrators, whether past, present, or future (collectively, the “Released Persons”) from any and all claims, demands or Proceedings, causes of action, orders, Contracts, agreements, Liabilities, rights, remedies, damages, expenses and attorneys’ or other professionals’ fees of whatsoever kind or nature, fixed or contingent, whether known or unknown, suspected or unsuspected, then existing or thereafter arising, whether based on or alleging (in whole or in part) tort, contract, negligence, strict liability, contribution, subrogation, respondent superior, violations of Laws, breach of fiduciary duty, any other legal theory or otherwise, whether individual, class, direct or derivative in nature, liquidated or unliquidated, fixed or contingent, whether at law or in equity, whether based on federal, state, provincial or foreign law or right of action, foreseen or unforeseen, matured or unmatured, known or unknown, disputed or undisputed, accrued or not accrued, or otherwise (collectively, the “Claims”) which such Seller or any of the Related Parties now have, have ever had or may hereafter have against the respective Released Persons on account of, arising out of or relating in any way to any matter, cause or event relating solely to time periods on or prior to the Closing, including such Claims relating to or in connection with such Seller’s ownership, directly or indirectly, of equity interests of any Acquired Company or such Seller’s management, officer and/or employment position(s) with any Acquired Company, if applicable, including termination or resignation of such position(s).
(b)Notwithstanding anything to the contrary (i) the foregoing release is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with ARTICLE 8, and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this release.
(c)For the avoidance of doubt, nothing contained in this Section 6.11 will operate to release any Claims arising on or after the Closing Date under this Agreement.
(d)Effective as of the Closing, each Seller, for itself and its Related Parties, will be deemed to have irrevocably covenanted to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Released Person, based on any matter purported to be released hereby and, notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, in the event of breaches of any terms of this Section 6.11 or any claim or demand is made by any of the Related Parties with respect to any matters purported to be released hereby, each Seller will be liable for the breaches and claims or demands made by such Seller’s Related Parties.
Section 6.12Phantom Stock Awards. Prior to the Closing, the Company shall use its best efforts to obtain the execution and delivery of a Phantom Stock Award Acknowledgment from each holder of any Phantom Stock Award. On the next scheduled payroll date following the Closing Date, the Company shall pay, through the Company’s payroll system, to each such holder of any Phantom Stock Award the amount set forth opposite such holder’s name in the applicable Phantom Stock Award Acknowledgment (net of applicable Tax withholding). The Company shall take all actions, including adopting such resolutions, providing such notices and obtaining any consents, as may be necessary to ensure that, following the Closing (subject to satisfaction of the foregoing payment obligation), the Phantom Stock Plan and all Phantom Stock Awards granted thereunder shall be terminated and no Person shall have any right, claim or interest in respect of any of the foregoing.
Section 6.13Key Personnel Incentive Pool. As soon as practicable following the Closing Date, but in no event later than fifteen (15) days following the Closing Date, the Purchaser shall grant Purchaser RSUs having an aggregate target grant value equal to $1,000,000 (with the number of shares of Purchaser Common Stock underlying such award of Purchaser RSUs determined based on the Purchaser Share Price) to the Key Employees, with individual allocations to each Key Employee as set forth in Section 6.13 of the Disclosure Schedule; provided, that in order to receive a grant of Purchaser RSUs allocated to such Key Employee, the Key Employee must remain in continuous employment with the Purchaser or an Affiliate thereof (including the Acquired Companies following the Closing) through the grant date (for the avoidance of doubt, if any such Key Employee is not so employed as of the grant date, then the aggregate target grant value shall be reduced by an amount equal to the value of the Purchaser RSUs allocated to such Key Employee). Each award of Purchaser RSUs granted pursuant to this Section 6.13 shall vest as follows, subject to the recipient’s continued service through the applicable vesting date: (a) fifty percent (50%) of the Purchaser RSUs subject to the award shall vest over a four (4) year period, with twenty-five percent (25%) vesting on the first (1st) anniversary of the first day of the month following the Closing Date and the remaining seventy-five percent (75%) vesting in twelve (12) equal quarterly installments thereafter, and (b) the remaining fifty percent (50%) of the Purchaser RSUs subject to the award shall vest upon the achievement of certain performance targets which will be based on the per share price of Purchaser Common Stock meeting certain thresholds, as measured against the Purchaser Share Price, during such four (4) year vesting period. Each award of Purchaser RSUs shall be subject to all of the terms and conditions set forth in the Purchaser’s 2024 Stock Incentive Plan and in a notice of restricted stock unit award and restricted stock unit agreement to be entered into between each Key Employee and the Purchaser.
Section 6.14Section 280G of the Code. If applicable, prior to the Closing, the Company shall (a) secure from any Person who is a “disqualified individual,” as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits as a result of or in connection with the consummation of the Proposed Transactions that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code (to the extent waived, the “Waived 280G Benefits”) and (b) for all such obtained waivers, submit to the Company’s stockholders for approval the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay any of the Waived 280G Benefits if such Waived 280G Benefits are not approved by the Company’s stockholders as contemplated above. At least five (5) Business Days prior to obtaining such waivers and soliciting such stockholder approval, the Company shall provide drafts of such waivers and such stockholder approval materials to the Purchaser for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Company shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that the vote of the Company’s stockholders was solicited in conformance with Section 280G and that (A) the stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote, or (B) such stockholder approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments or benefits.
Section 6.15Termination of Company Plans. The Company shall terminate, or terminate participation in, as applicable, effective as of the Closing, any Company Plan, if requested by the Purchaser at least five (5) Business Days prior to the Closing Date; provided, that if so requested by the Purchaser, the Company shall terminate any Company Plan that is intended to be qualified under Section 401(k) of the Code effective as of no later than one (1) day immediately prior to the Closing Date. If so requested by the Purchaser to terminate any Company Plan pursuant to this Section 6.15, the Company shall deliver to the Purchaser, prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate, or terminate participation in, as applicable, and made any amendments required by applicable Law to, any such Company Plan. The form and substance of such resolutions and any necessary amendments shall be subject to advance review and approval of the Purchaser (not to be unreasonably withheld, conditioned or delayed). The Company shall take such other actions in furtherance of terminating any such Company Plan as the Purchaser may reasonably require. In the event that termination of any such Company Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges or fees shall be included in Company Transaction Expenses and shall be the responsibility of the Company.
ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
Section 7.1Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the Proposed Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
(a)Accuracy of Representations and Warranties. The representations and warranties of the Sellers contained in ARTICLE 3 and ARTICLE 4 shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made at and as of such time (except (i) representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such specific date and (ii) representations and warranties that are qualified by materiality, “Material Adverse Effect” and similar qualifications limiting the scope of such representations and warranties shall be true and correct in all respects subject to such qualification); provided, that the Fundamental Representations shall be true and correct in all respects at the date of this Agreement and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a specific date or period, as of such specific date or period); provided, further, that for purposes of determining the accuracy of any representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement and any notice provided by the Sellers pursuant to Section 6.4 shall be disregarded, unless such update or modification was done with the prior written consent of the Purchaser;

(b)Performance of Covenants. All of the covenants and obligations that the Sellers or any Acquired Company are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)Consents. (i) Each of the Governmental Authorizations and Consents listed in Section 4.3(b) of the Disclosure Schedule and Schedule IV must have been obtained and must be in full force and effect, and (ii) all applicable waiting periods (and any extensions thereof), clearances or approvals under the Antitrust Laws and any contractual timing commitments with Governmental Authorities through timing agreements or otherwise must have expired, been satisfied, or otherwise been terminated;
(d)No Action. There must not be in effect any Law or Judgment and there must not have been commenced any Proceeding, that in any case would reasonably be expected to prohibit or make illegal the consummation of any of the Proposed Transactions;
(e)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(f)Liou Share Acquisitions. The Liou Share Acquisitions shall have been consummated in accordance with the Liou Share Purchase Agreements.
(g)Non-Competition and Non-Solicitation Agreements. The Non-Competition and Non-Solicitation Agreements executed by the Restricted Parties shall remain in full force and effect as of the Closing and no Restricted Party shall have indicated to the Purchaser, the Company or their Representatives, an unwillingness to perform in accordance with such agreement.
(h)Founder Employment and Advisory Agreement. The Founder Employment and Advisory with the Founder shall remain in full force and effect as of the Closing and the Founder shall not have indicated to the Purchaser, the Company or their Representatives, an unwillingness to perform in accordance with the Founder Employment and Advisory Agreement.
(i)Transaction Documents. The Sellers must have delivered or caused to be delivered each document that Section 2.7(a) requires them to deliver.
Section 7.2Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the Proposed Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller Representative, in whole or in part):
(a)Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in ARTICLE 5 shall be true and correct in all material respects as of the date hereof and on and as of the Closing as though such representations and warranties were made at and as of such time (except (i) representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such specific date and (ii) representations and warranties that are qualified by materiality, “Material Adverse Effect” and similar qualifications limiting the scope of such representations and warranties shall be true and correct in all respects subject to such qualification), except where the failure of such representations and warranties to be so true and correct in all material respects would not reasonably be expected to, individually or in the aggregate, materially delay or prevent the ability of the Purchaser to consummate the Proposed Transactions in accordance with the terms hereof;
(b)Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)Consents. All applicable waiting periods (and any extensions thereof), clearances or approvals under the Antitrust Laws, and any contractual timing commitments with Governmental Authorities through timing agreements or otherwise must have expired, been satisfied, or otherwise been terminated;
(d)No Action. There must not be in effect any Law or Judgment and there must not have been commenced any Proceeding, that in any case would reasonably be expected to prohibit or make illegal the consummation of any of the Proposed Transactions; and
(e)Transaction Documents. The Purchaser must have delivered or caused to be delivered each document that Section 2.7(b) requires it to deliver.
ARTICLE 8
TERMINATION
Section 8.1Termination Events. This Agreement may, by written notice given at any time prior to the Closing, be terminated:
(a)by mutual consent of the Purchaser and the Seller Representative;
(b)by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Sellers’ or the Company’s representations, warranties, covenants or agreements contained in this Agreement which would result in the failure of a condition set forth in Section 7.1(a) or Section 7.1(b), and which breach has not been cured or cannot be cured by the earlier of (i) the date that is 30 days after the notice of the breach from the Purchaser and (ii) the End Date;
(c)by the Seller Representative (so long as none of the Sellers or the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement which would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and which breach has not been cured or cannot be cured by the earlier of (i) the date that is 30 days after the notice of breach from the Seller Representative and (ii) the End Date;
(d)by the Purchaser if there has been a Material Adverse Effect;

(e)by either the Purchaser or the Seller Representative if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Proposed Transactions;
(f)by the Purchaser if the Closing has not occurred on or before the End Date, provided that the Purchaser’s failure to perform in any material respect any of its covenants or agreements contained in this Agreement has not been the cause of or resulted in the failure of the Closing to occur on or before the End Date; or
(g)by the Seller Representative if the Closing has not occurred on or before the End Date, provided that the Sellers’ or the Company’s failure to perform in any material respect any of their respective covenants or agreements contained in this Agreement has not been the cause of or resulted in the failure of the Closing to occur on or before the End Date.
Section 8.2Effect of Termination. Each party’s rights of termination under Section 8.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 8.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 6.6 (Confidentiality), Section 6.7 (Public Announcements), ARTICLE 11 (General Provisions) (except for Section 11.10 (Specific Performance)) and this Section 8.2 will remain in full force and survive any termination of this Agreement and (b) termination of this Agreement shall not relieve any party hereto from liability for Fraud, intentional misrepresentation, willful misconduct or willful and material failure to perform its obligations under this Agreement.
ARTICLE 9
CERTAIN TAX MATTERS
Section 9.1Tax Returns.
(a)The Seller Representative shall prepare, or cause any Acquired Company to timely and correctly prepare, and file all Tax Returns of each Acquired Company for any Pre-Closing Tax Period that are due after the date hereof (each a “Seller Prepared Return”). All Seller Prepared Returns shall be prepared on a basis which is consistent with the manner in which such Tax Returns were prepared in previous (accounting and tax) periods and in compliance with the relevant Tax Law. The Seller Representative shall submit a draft of any Seller Prepared Return, together with all supporting documentation and workpapers, to the Purchaser for the Purchaser’s review and comment at least 30 days prior to the date such Seller Prepared Return is due, taking into account extensions. The Purchaser shall, and shall cause the Acquired Company (as applicable) to, timely file such Seller Prepared Return; provided, that, such Seller Prepared Return is, in the Purchaser’s good faith determination, true, complete and correct. If the Purchaser determines in good faith that any draft Seller Prepared Return is not true, complete and correct, the Purchaser and the Seller Representative shall cooperate in good faith to resolve any disagreements over such Seller Prepared Return.
(b)The Purchaser shall cause any Acquired Company to prepare and timely file all Tax Returns with respect to any Acquired Company for the Straddle Tax Period that are required to be filed after the Closing Date, provided, that, the Purchaser shall submit a draft of any such Tax Return to Seller Representative for Seller Representative’s review and comment at least 30 days prior to the date such Tax Return is due.

(c)To the extent Taxes reflected on a Seller Prepared Return or a Tax Return for the Straddle Tax Period constitute Pre-Closing Taxes that were not taken into account in determining the Final Purchase Price, they shall be subject to Section 9.3(a) and indemnification pursuant to ARTICLE 10.
Section 9.2Post-Closing Actions. Except as required by applicable Law, Purchaser shall not (A) amend any Tax Return of the Company with respect to a Pre-Closing Tax Period (including any Straddle Period), (B) cause the Company to waive or extend any statute of limitations associated with any Seller Taxes, or (C) make, change or revoke any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of the Company, in each case without the prior written consent of the Seller Representative, which consent may not be unreasonably withheld, conditioned or delayed. Any Tax refunds (including, for the avoidance of doubt, overpayments of estimated Taxes that are credited to future Tax periods) with respect to the Acquired Companies for any Pre Closing Tax Period not taken into account as a reduction in the calculation of Pre-Closing Taxes will be for the benefit of the Sellers, and Purchaser or the Company will forward the amount of any such refunds (whether received as a refund or as a credit against or an offset of Taxes otherwise payable, and minus any additional Taxes and expenses incurred by Purchaser or the Company to obtain such Tax refunds), together with any interest thereon paid by a Taxing Authority, within 10 days of receipt.
Section 9.3Tax Apportionment.
(a)To the extent that Taxes of any Acquired Company for all taxable periods and portions of periods through the Closing Date (including all such Taxes payable with respect to Tax Returns filed under Section 9.1 and any Taxes assessed after the Closing Date with respect to taxable periods or portions of periods through the Closing Date) are accrued or expressly reserved for as the Acquired Companies’ liabilities in the Financial Statements or are taken into account in the determination of Closing Working Capital or the Purchase Price, the Purchaser will pay or cause to be paid such Taxes. To the extent such Taxes for all taxable periods and portions of periods through the Closing Date are not so reflected as the Acquired Companies’ liabilities in the Financial Statements and not taken into account when determining Closing Working Capital or the Purchase Price in accordance with Section 2.5, the Sellers shall pay all such Taxes. Taxes that are payable with respect to a Straddle Tax Period will be allocated in accordance with Section 9.3(b).
(b)In the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:
(i)in the case of Taxes that are either (A) based upon or related to income, sales, or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any Transfer Taxes), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and
(ii)in the case of Taxes not described in Section 9.3(b)(i), imposed on a periodic basis with respect to the assets of any Acquired Company, or otherwise measured by the amount, value or level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
(c)All Transfer Taxes imposed as a result of any transaction under this Agreement will be borne 50% by the Sellers and 50% by the Purchaser. The Purchaser and the Seller Representative agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable the Purchaser and the Sellers to comply with any filing requirements related to Transfer Taxes. Notwithstanding anything herein to the contrary, the party responsible under applicable Law for filing any Tax Returns with respect to Transfer Taxes shall prepare and timely file such Tax Returns and provide a copy of such Tax Return to the other party no later than 10 Business Days before filing, together with reasonable evidence that all Transfer Taxes have been timely paid.
Section 9.4Tax Proceedings.
(a)(i) The Purchaser shall promptly (and in any event within 20 Business Days) notify the Seller Representative in writing upon receipt by the Purchaser, any of its Affiliates or, after the Closing Date, any Acquired Company, of notice of any proposed, pending or threatened Tax audits or assessments relating to any taxable period of the Acquired Companies ending on or before the Closing Date or relating to a Tax for which the Sellers may be liable pursuant to this Agreement; provided that failure to comply with this provision shall not affect any Purchaser Indemnified Party’s right to indemnification hereunder except and to the extent that, as a result of such failure, the Sellers were actually and materially prejudiced, and (ii) the Seller Representative shall promptly (and in any event within 20 Business Days) notify the Purchaser in writing upon receipt by the Seller Representative, any of their Affiliates or, prior to the Closing Date, any Acquired Company, of notice of any Tax audits or assessments that relate to any Acquired Company, in each case in (i) and (ii), such notice shall be deemed to be a Claim Notice for purposes of ARTICLE 10.
(b)Upon written notice to the Purchaser, the Seller Representative shall have the right, at the Sellers’ expense, to represent the Acquired Companies’ interests in any Tax audit, controversy, dispute or proceeding (“Tax Proceeding”) relating to a taxable period ending on or before the Closing Date that would not have a material adverse impact on the Liability for Taxes for any Post-Closing Tax Period of the Purchaser, its Affiliates, or any Acquired Company. The Seller Representative shall employ counsel of the Sellers’ choice at the Sellers’ expense; provided that the Purchaser shall be permitted to be present at, and to participate in, any such Tax Proceeding, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Proceeding. Notwithstanding the foregoing, the Seller Representative shall not be entitled to settle, either administratively or after the commencement of any Tax Proceeding, any claim for Taxes which would adversely affect in any material respect the Liability for Taxes for any Post-Closing Tax Period of the Purchaser, its Affiliates, or any Acquired Company without the prior written consent of the Purchaser (which consent shall not be unreasonably conditioned, delayed or denied).
(c)Upon written notice to the Seller Representative, the Purchaser shall have the right to represent its and the Acquired Companies’ interests in any Tax Proceeding relating to a Straddle Tax Period or relating to a taxable period ending on or before the Closing Date that would have a material adverse impact on the Liability for Taxes for any post-Closing Date period of the Purchaser, its Affiliates or any Acquired Company. The Purchaser shall employ counsel of the Purchaser’s choice, provided that the Seller Representative shall be permitted at the Sellers’ expense to be present at, any such Tax Proceeding, including the review of any correspondence related to such Tax Proceeding and providing reasonable comments to any documents related to such Tax Proceeding. Notwithstanding the foregoing, the Purchaser shall not be entitled to settle, either administratively or after the commencement of any such Tax Proceeding, without the prior written consent of the Seller Representative (which consent shall not be unreasonably conditioned, delayed or denied).
Section 9.5Tax Cooperation. The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any Acquired Company (including access to books and records) as is within such party’s possession or control and is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Tax Proceeding. The Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to any Acquired Company that are within such party’s possession or control until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority. The Purchaser and the Seller Representative shall cooperate with each other, as and to the extent reasonably requested by the other party, in the conduct of any audit or other Tax Proceeding involving any Acquired Company.
Section 9.6Tax Sharing Agreements. The Acquired Companies shall cause the provisions of any Tax sharing agreement to which any Acquired Company is a party to be terminated on or before the Closing Date.
Section 9.7Overlap. To the extent of any conflict between this ARTICLE 9 and ARTICLE 10, the provisions of this ARTICLE 9 shall control.
ARTICLE 10
INDEMNIFICATION
Section 10.1Indemnification by the Sellers. From and after and conditioned upon Closing and subject to the limitations expressly set forth in Section 10.6, the Sellers will jointly and severally indemnify and hold harmless the Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) and their respective equity owners, employees and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay, compensate and reimburse to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of, resulting from, relating to or in connection with any of the following:
(a)any inaccuracy in or breach of, or any claim or Proceeding asserted by any Person that, if meritorious, would constitute an inaccuracy in or breach of, any representation or warranty of any Seller contained in this Agreement, the Disclosure Schedule or in any certificate delivered by any Seller in connection with the Proposed Transactions (without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(b)any nonfulfillment, nonperformance or other breach of any covenant, agreement or obligation of any Seller or the Company contained in this Agreement or any Ancillary Agreement;
(c)regardless of any disclosure of any matter set forth in the Disclosure Schedule, (i) any Pre-Closing Taxes, and (ii) any Taxes of any Seller (including, without restricting the generality of the foregoing, withholding Taxes on any payments made to the Sellers pursuant to this Agreement);
(d) regardless of any disclosure of any matter set forth in the Disclosure Schedule, (i) any claim by any current or former securityholder of the Company or any Acquired Company, or any other Person, asserting, alleging or seeking to assert rights or remedies relating to securities of the Company or any Acquired Company, including any claim asserted, based upon or related to (A) the ownership or rights to ownership of any securities of the Company or any Acquired Company or (B) any rights of a securityholder of the Company or any Acquired Company, including any rights to securities, preemptive rights or rights to notice or to vote securities, or (ii) any other claim by any current or former securityholder of the Company or any Acquired Company relating to this Agreement or any of the Proposed Transactions;

(e)regardless of any disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy or omission in the Closing Statement or the Closing Statement Certificate;
(f)regardless of any disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted by any Person who is or at any time was an officer, director or employee of the Company or any Acquired Company, involving a right or entitlement to indemnification or reimbursement of expenses with respect to any act or omission on the part of such Person that arose, occurred or existed at or prior to the Closing Date;
(g)any claim or right asserted against any Purchaser Indemnified Parties arising from, in connection with or related to the Liou Share Purchase Agreement; and
(h)any Fraud, intentional misrepresentation or willful misconduct on the part of or committed by the Company, its Affiliates, the Sellers, or any of their respective Representatives (whether or not such Affiliate or Representative was acting on behalf of the Company or the Sellers) in connection with or relating to (i) any of the Proposed Transactions or (ii) the representations and warranties of the Sellers set forth in this Agreement.
Section 10.2Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 10.6, from and after the Closing, the Purchaser will indemnify and hold harmless the Sellers and its Affiliates and their respective equity owners, employees and Representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay, compensate and reimburse to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of, resulting from, relating to or in connection with any of the following:
(a)any inaccuracy in or breach of, or any claim or Proceeding asserted by any Person that, if meritorious, would constitute an inaccuracy in or breach of, any representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser in connection with the Proposed Transactions;
(b)any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement; and
(c)any Fraud, intentional misrepresentation or willful misconduct on the part of or committed by the Purchaser or its Representatives (whether or not such Affiliate or Representative was acting on behalf of the Purchaser) in connection with or relating to (i) any of the Proposed Transactions or (ii) the representations and warranties of the Purchaser set forth in this Agreement.
Section 10.3Claim Procedures; Sources of Recovery.
(a)A party that seeks indemnity under this ARTICLE 10 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonably detailed explanation of the basis for the Claim Notice, including the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and the facts then known by the Indemnified Party (iii) a demand for payment of those Losses in accordance with the terms hereof, and (iv) certifying that the claim is being sought in good faith. For purposes of this ARTICLE 10, the Indemnifying Party and its Representatives shall be promptly provided with reasonable access to the personnel, properties, offices, facilities, and books and records of the Indemnified Party needed in order to investigate the Claim Notice.

(b)Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (A) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or (B) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. For purposes of this ARTICLE 10, (x) if the Purchaser (or any other Purchaser Indemnified Party) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make or receive payments) shall be deemed to refer to the Seller Representative, and (y) if the Purchaser comprises the Indemnifying Party, any references to the Indemnified Party (except provisions relating to an obligation to make or receive payments) shall be deemed to refer to the Seller Representative.
(c)Any indemnification of the Seller Indemnified Parties or the Purchaser Indemnified Parties pursuant to this ARTICLE 10 shall be paid directly by the Sellers, on the one hand, or the Purchaser, on the other hand, by wire transfer of immediately available funds to an account designated by the Indemnified Party.
(d)Any indemnification payments pursuant to this ARTICLE 10 will be made within ten (10) Business Days after the earliest of (i) the date on which the amount of such payments are determined by mutual agreement of the Seller Representative and the Purchaser, (ii) if an Objection Notice has not been timely delivered, the thirtieth (30th) day after the delivery of a Claim Notice and (iii) if an Objection Notice has been timely delivered, the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final, non-appealable Judgment of a court having jurisdiction over such Proceeding as permitted by Section 11.11.
Section 10.4Third Party Claims.
(a)If the Indemnified Party seeks indemnity under this ARTICLE 10 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim, which notice shall be given to the Indemnifying Party within 10 Business Days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) a reasonably detailed explanation of the basis for the Claim Notice, including the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and the facts then known by the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency. The Indemnifying Party and its Representatives shall be provided with reasonable access to the personnel, properties, offices, facilities, and books and records of the Indemnified Party needed in order to investigate the Third Party Claim.
(b)The Indemnified Party shall have the right to control all Third Party Claims. To the extent that the Third Party Claim is not a claim or demand (A) involving any criminal Proceeding or Liability, or any Proceeding by any Governmental Authority; (B) relating to, in the case where the Indemnified Party is the Purchaser, Taxes that are not Pre-Closing Taxes; or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to adversely affect the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (C), the “Special Claims”), the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not constitute a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will (i) furnish the Controlling Party with such information as the Noncontrolling Party may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on the Noncontrolling Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and (ii) otherwise cooperate with and assist in the defense of the Third Party Claim.
(c)The Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Third Party Claim without prior notice to or the consent of the Indemnifying Party. Any compromise or settlement of any Third Party Claim without the Indemnifying Party’s consent shall not be determinative for the purpose of determining the amount of Losses owed under this ARTICLE 10.
Section 10.5Survival.
(a)The representations and warranties of the Sellers and the Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 12 months after the Closing Date, except that (i) the Intellectual Property Representations will survive until the date that is 36 months after the Closing Date, and (ii) each of the Fundamental Representations will survive until the expiration of the longest statute of limitations applicable to such representation and warranty (as such statute of limitations pertains to the subject matter of such representation and warranty, or to the ability of Purchaser or any third party to make a claim relating to a breach of such representation and warranty, as the case may be, whichever is later), plus 30 days. None of the covenants of the parties which in accordance with their terms shall be performed prior to or at the Closing survive the Closing; provided, that any claim for indemnification for a breach of any such covenant may be made hereunder until the date that is 12 months after the Closing Date. All of the covenants of the parties contained in this Agreement which in accordance with their terms shall be performed after the Closing shall survive in accordance with their terms or until fully performed or fulfilled or otherwise waived in writing.
(b)All claims for indemnification under Section 10.1 must be asserted prior to the expiration of the applicable survival period set forth in Section 10.5(a); provided, however, that if an Indemnified Party, in good faith, delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 10.5(a), either a Claim Notice based upon a breach of any such representation or warranty or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then such representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.
(c)Notwithstanding anything in this Agreement to the contrary, claims under Section 10.1(a) (with respect to Taxes) or Section 10.1(c) can be made until 90 days after the applicable statute of limitations for assessment of the underlying Taxes as determined under applicable Tax Law.
Section 10.6Limitations on Liability.
(a)The Sellers shall not be liable under Section 10.1(a):
(i)unless such claim and until the aggregate Losses for which it would otherwise be liable under this Agreement exceed $200,000 (the “Deductible”), except that the Purchaser Indemnified

Parties will be entitled to recover all, and the Deductible will not apply to any, Losses with respect to any failure of any Fundamental Representation or Intellectual Property Representations to be true and correct. Once the Deductible has been exceeded, the Purchaser Indemnified Parties will be entitled to recover only such Losses that exceed the Deductible amount.
(ii)for aggregate Losses in excess of $3,300,000 (the “Cap”), provided, that the Cap will not apply to claims under Section 10.1(a) relating to a breach of Fundamental Representations, Intellectual Property Representations or claims arising from Fraud.
(b)No Seller shall be liable under Section 10.1(a) in respect of breaches of Intellectual Property Representations for aggregate Losses in excess of $8,800,000.
(c)The amount of any and all Losses under this ARTICLE 10 shall be determined net of any reduction of cash Taxes by an Applicable Company arising from any such Losses to extent that such reduction is reasonably expected in the year of the Loss or in the immediately subsequent year.
(d)No Seller, on the one hand, nor the Purchaser, on the other hand, will be liable under this Agreement for Losses in excess of the aggregate amount of the Purchase Price.
(e)Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Losses arising from a breach of representations and warranties in this Agreement, each representation and warranty in this Agreement (and the Schedules and Exhibits hereto) will be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “in any material respect,” “material adverse change,” “material adverse effect,” “Material Adverse Effect,” “which would not reasonably be expected to be material to any Acquired Company,” “except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).
(f)Notwithstanding anything to contrary in this Agreement, nothing in this Agreement will limit the Liability of a party to another party for Fraud.
(g)All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.
(h)If an Indemnified Party’s claim under Section 10.1 may be brought under different sections of Section 10.1, then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with Section 10.1; provided, however, that in no event shall any Indemnified Party be entitled to double recovery of the same amount and type of Losses with respect to any particular incident, fact or event which resulted in Losses that are recoverable under Section 10.1 regardless of whether there were breaches of more than one representation, warranty, covenant or agreement; provided, further, that no Indemnified Party shall be entitled to recover any Losses for a claim made pursuant to Section 10.1 to the extent that such Losses were resolved in accordance with the adjustments pursuant to Section 2.5.
(i) An Indemnified Party shall use commercially reasonable efforts as required by applicable Law to mitigate Losses arising out of a claim for indemnification under this ARTICLE 10 upon such Indemnifying Party actually becoming aware of the pendency of such claim. The amount of any Losses for which indemnification is provided under this ARTICLE 10 shall be net of (i) any amounts actually recovered by an Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, net of any reasonable expenses incurred in recovering such monies from the third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Losses, net of any reasonable expenses incurred in recovering such monies from the insurance carrier and net of any deductibles and any increased premium amounts attributable to such claim. In the event that any such insurance proceeds, indemnity payments or other recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment less any reasonable costs incurred by the Indemnified Party in connection with such recoveries (including, in the case of insurance proceeds, the expected costs of any increased premiums as a result of the insurance claims or demands made).
Section 10.7No Right of Indemnification or Contribution. No Seller shall have any right of indemnification or contribution against any Acquired Company with respect to any breach by the Sellers, or any Acquired Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, the Disclosure Schedule, or any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any of the Sellers or any Acquired Company pursuant to this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
Section 10.8Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser. No Purchaser Indemnified Party (other than the Purchaser or any successor, subrogated person or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.
Section 10.9Indemnification Sole and Exclusive Remedy. Except with respect to claims based on Fraud, and claims for specific performance of covenants or agreements contained herein or in any Ancillary Agreement, following the Closing, indemnification pursuant to this ARTICLE 10 shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including all Third Party Claims) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of the Purchaser, the Sellers, the Acquired Companies or any of their Representatives or Affiliates shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this ARTICLE 10.
ARTICLE 11
GENERAL PROVISIONS
Section 11.1Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally, (b) sent by electronic mail (to the extent no bounce-back confirmation is received) or (c) received by the addressee, if sent by a reputable over-night or international courier, in each case to the following addresses, e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address, or individual as a party may designate by notice to the other parties):
If to the Sellers or the Seller Representative:
3238 Capriana Circle,

San Jose, CA 95135
E-mail: akt@mixel.com
Attention: Ashraf K. Takla

with a copy (which will not constitute notice) to:
Grellas Shah LLP
20400 Stevens Creek Boulevard, Suite 280
Cupertino, CA 95014
Attn: Mital Makadia and Omer Netzer
Email: mm@grellas.com; on@grellas.com

If to the Purchaser:

Silvaco Group, Inc.
4701 Patrick Henry Drive
Building #23
Santa Clara, CA 95054
Attn: General Counsel
Email: legal@silvaco.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
600 Hansen Way
Palo Alto, CA 94304
Attention: Colleen Lee and Kelly Kriebs
Email: Colleen.Lee@bakermckenzie.com and Kelly.Kriebs@bakermckenzie.com
Section 11.2Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by the Purchaser and the Seller Representative and that identifies itself as an amendment to this Agreement.
Section 11.3Waiver and Remedies. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other parties, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 11.4Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred herein that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.
Section 11.5Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that no Seller may assign any rights under this Agreement, whether by operation of Law or otherwise, without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time assign its rights and delegate the performance of its obligations to any of its Affiliates, without the Seller Representative’s consent, so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Except for the rights of any Indemnified Parties under the provisions of ARTICLE 10, no provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.
Section 11.6Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 11.7Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of ARTICLE 3 and ARTICLE 4, as applicable. The disclosure in any section or paragraph of the Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is reasonable apparent on its face that such disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.
Section 11.1Waiver of Conflicts.     Recognizing that Grellas Shah LLP (“Grellas”) has acted as legal counsel to the Acquires Companies and the Sellers, and that Grellas intends to act as legal counsel to the Sellers after the Closing, the Purchaser, and each of the Acquired Companies hereby waives, on its own behalf and agrees to cause its Affiliates, any conflicts that may arise in connection with Grellas Shah representing the Sellar and any direct or indirect holders of the Purchaser Shares or their Affiliates after the Closing as such representation may relate to the Purchaser, the Acquired Companies, or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between the Sellers and the Acquired Companies, on the one hand, and Grellas, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Sellers (and not the Acquired Companies). Accordingly, the Acquired Companies and the Purchaser shall not have access to any such communications or to the files of Grellas relating to such engagement from and after the Closing Date. Without limiting the generality of the foregoing, from and after the Closing Date, (a) the Seller Representative (for the benefit of the Sellers) (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Purchaser or the Acquired Companies shall be a holder thereof, (b) to the extent that files of Grellas in respect of such engagement constitute property of the client, only the Seller Representative (for the benefit of the Sellers) (and not the Purchaser or the Acquired Companies) shall hold such property rights and (c) Grellas shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser or the Acquired Companies by reason of any attorney-client relationship between Grellas and the Purchaser or the Acquired Companies or otherwise. This Section 11.8 will be irrevocable, and no term of this Section 11.8 may be amended, waived or modified, without the prior written consent of Grellas.
Section 11.2Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 11.3Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement that any other party obtain any bond or provide any security or indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 11.4Dispute Resolutions; Governing Law.
(a)This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof to the extent such principles would require or permit the application of the laws of another jurisdiction.
(b)Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration. The arbitration will be conducted in accordance with the Arbitration of Judicial Arbitration and Mediation Services (JAMS) Rules and Procedures. The place of arbitration shall be San Francisco, California. The language of the arbitration shall be English. Arbitration proceedings under this Agreement may be consolidated with arbitration proceedings pending between the same or other parties if the arbitration proceedings arise from the same series of transactions or relate to the same subject matter. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. The parties agree to keep confidential the existence of the arbitration, the arbitration proceedings, the submissions made by the parties and the decisions made by the arbitral tribunal, including its awards, except as required by applicable Law, or to enforce any such award, or to the extent not already in the public domain.
(c)The arbitrator may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures the parties agree may be immediately enforced by the arbitrators or by court order. Hearings on request for interim measures may be held in person, by telephone or by video conference, and requests for relief, responses, briefs, or memorials may be sent to, and orders or awards received from, the arbitrators by email. Notwithstanding the foregoing, any party may apply to any court of competent jurisdiction for interim measures, and the parties agree that seeking and obtaining such measures will not waive the right to arbitration or otherwise relieve the parties of their obligations to arbitrate disputes in accordance with this Agreement.
Section 11.5Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPOSED TRANSACTIONS OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 11.6Expenses. Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the Proposed Transactions, including all fees and expenses of its advisors and representatives. All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by any Acquired Company in connection with this Agreement and the Proposed Transactions, will be paid by the Sellers in full on or prior to the Closing Date or will be included within the definition of Company Transaction Expenses. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.
Section 11.7No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.14.
Section 11.8Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.
Section 11.9Seller Representative.
(a)By executing and delivering this Agreement, each Seller irrevocably appoints, authorizes and constitutes Ashraf Takla as Seller Representative and, in such capacity, to act as such Seller’s agent, proxy and attorney-in-fact, with full power of substitution, for all the purposes specified herein, including the full power and authority to act on such Seller’s behalf as provided in this Section 11.16. Each Seller, by executing and delivering this Agreement, further agrees that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative, and shall be binding upon the successors, heirs, executors, administers and legal representatives of such Seller and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of such Seller. After the Closing, all decisions, actions (or failures to act within a designated period of time), consents and instructions by, or notices and communication given or received by, the Seller Representative that are within the scope of the Seller Representative’s authority under this Section

11.16, shall be binding upon all of the Sellers, shall constitute a decision, action (or failure to act within a designated period of time), consent or instruction by, or notice or communication given or received by, all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision, action (or failure to act within a designated period of time), consent, instruction, notice or communication. The Purchaser shall be entitled (without independent verification) to rely on any decision, action (or failure to act within a designated period of time), consent or instruction of, or notice or communication given or received by, the Seller Representative as being the decision, action (or failure to act within a designated period of time), consent or instruction of, or notice or communication given or received by, the Sellers, and the Purchaser is hereby relieved from any liability to any Person for acts done by the Purchaser in accordance with any such decision, act (or failure to act within a designated period of time), consent, instruction, notice or communication.
(b)Each Seller agrees that the Seller Representative has full power and authority to act on behalf of all Sellers for all purposes under this Agreement and take any and all actions and make any decisions required or permitted to be taken by the Seller Representative pursuant to this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, the Seller Representative shall have full power, authority and discretion to (i) consummate the Proposed Transactions; (ii) give and receive notices and communications, (iii) negotiate and settle any disputes arising under, or relating to, this Agreement and the Ancillary Agreements; (iv) following the Closing Date, to execute and deliver any amendment or waiver to this Agreement and the Ancillary Agreements (without the prior approval of the Sellers); (v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Ancillary Agreements, and (vi) to take all other actions to be taken by or on behalf of the Sellers in connection with this Agreement and the Ancillary Agreements.
(c)The Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Sellers holding a majority of the Shares as of the Closing (the “Majority Sellers”). In the event of the death, incapacity, resignation or removal of the Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Majority Sellers. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to the Purchaser and such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Purchaser; provided, that until such notice is received, the Purchaser shall be entitled to rely on the decisions, actions, consents and instructions of the prior Seller Representative as described in Section 11.16(a).
(d)The Seller Representative will incur no liability of any kind with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services pursuant to this Agreement and any Ancillary Agreement, except in the event of liability directly resulting from the Seller Representative’s gross negligence, bad faith or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. Each Seller, jointly and severally, shall indemnify, defend and hold harmless the Seller Representative and its Representatives from and against any and all losses, liabilities, damages, claims, penalties, forfeitures, actions, fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any Ancillary Agreements; provided, that in the event that any such Representative Losses are finally adjudicated to have been directly caused by the gross negligence, bad faith or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, bad faith or willful misconduct. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

(e)The Purchaser Parties shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as being fully binding upon such Person. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers. Any decision or action by the Seller Representative hereunder, including any agreement between the Seller Representative and the Purchaser relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 11.16(e), including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one of the Sellers, or by operation of Law, whether by death or other event.
[Signature pages follow]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER: SILVACO GROUP, INC. By: _/s/ Dr. Babak A. Taheri______________ Name: Dr. Babak A. Taheri Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.
[Signature Page to Stock Purchase Agreement]

COMPANY: MIXEL GROUP, INC. By: /s/ Ashraf K. Takla Name: Ashraf K. Takla Title: Chief Executive Officer
LIVING TRUST: THE ASHRAF K. TAKLA LIVING TRUST DATED DECEMBER 12, 2001 By: /s/ Ashraf K. Takla Name: Ashraf K. Takla Title: Trustee
IRREVOCABLE TRUST: NADIA T. TAKLA 2025 IRREVOCABLE GIFT TRUST DATED JULY 24, 2025 By: /s/ Ashraf K. Takla Name: Ashraf K. Takla Title: Trustee
[Signature Page to Stock Purchase Agreement]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER REPRESENTATIVE: By: /s/ Ashraf K. Takla Name: Ashraf K. Takla